Exhibit 10.13

Execution Version

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential.

Double asterisks denote omissions.

CAS9 LICENSE AGREEMENT

by and between

THE PRESIDENT AND FELLOWS OF HARVARD COLLEGE,

THE BROAD INSTITUTE, INC.

and

VERVE THERAPEUTICS, INC.

March 14, 2019

i

5.2	Payment Currency	50

5.3	Records	50

5.4	Late Payments	51

5.5	Payment Method	51

5.6	Withholding and Similar Taxes	52

6. PATENT PROSECUTION		52

6.1	Prosecution of Patent Rights	52

6.2	Fees and Expenses	52

6.3	Abandonment	53

6.4	Large Entity Designation	54

6.5	Marking	54

7. ENFORCEMENT OF PATENT RIGHTS		54

7.1	Notification	54

7.2	Licensor Institutions’ Enforcement Right	54

7.3	Suit by Owner Institutions	56

7.4	Own Counsel	57

7.5	Cooperation	57

7.6	Patent Validity Challenge	57

8. WARRANTIES; LIMITATION OF LIABILITY		57

8.1	Compliance with Law	57

8.2	Representations, Warranties and Covenants	57

8.3	Disclaimer	59

8.4	Limitation of Liability	59

9. INDEMNIFICATION AND INSURANCE		59

9.1	Indemnification	59

9.2	Insurance	61

10. TERM AND TERMINATION		62

10.1	Term	62

10.2	Termination	62

10.3	Effect of Termination	64

10.4	Survival	67

11. MISCELLANEOUS		67

11.1	Confidentiality	67

11.2	Use of Name	69

ii

11.3	Press Release	70

11.4	No Security Interest	70

11.5	Entire Agreement	70

11.6	Notices	70

11.7	Dispute Resolution	71

11.8	Governing Law and Jurisdiction	71

11.9	Binding Effect	71

11.10	Headings	71

11.11	Counterparts	71

11.12	Amendment; Waiver	72

11.13	No Agency or Partnership	72

11.14	Assignment and Successors	72

11.15	Force Majeure	72

11.16	Interpretation	72

11.17	Severability	73

11.18	HHMI Third Party Beneficiary	73

List of Exhibits:

Exhibit 1.23 – Cas9 Patent Rights Categories Exhibit 1.25 – Cas9-I Patent Rights Exhibit 1.31 – Cas9-II Patent Rights Exhibit 1.144 – Reviewed Patent Rights
Exhibit 1.166 – Targets
Exhibit 3.1 – Development Milestones Exhibit 3.3 – Development Plan
Exhibit 4.4.1 – Stock Issuance Agreement

iii

CAS9 LICENSE AGREEMENT

This Cas9 License Agreement (this “Agreement”) is entered into as of this 14th day of March, 2019 (the “Effective Date”), by and between, on the one hand, the President and Fellows of Harvard College, an educational and charitable corporation existing under the laws and the constitution of the Commonwealth of Massachusetts, having a place of business at Smith Campus Center, Suite 727, 1350 Massachusetts Avenue, Cambridge, MA 02138 (“Harvard”) and The Broad Institute, Inc., a non-profit Massachusetts corporation, with a principal office at 415 Main Street, Cambridge, MA 02142 (“Broad,” together with Harvard, the “Licensor Institutions” and each individually, a “Licensor Institution”) and, on the other hand, Verve Therapeutics, Inc., a Delaware corporation, with a principal office at 26 Landsdowne Street, Cambridge, MA 02139 (“Company”). Company and the Licensor Institutions are each referred to herein as a “Party” and together, the “Parties.”

WHEREAS, the technology claimed in the Cas9-I Patent Rights (as defined below) was discovered by researchers at the Licensor Institutions;

WHEREAS, the technology claimed in the Cas9-II Patent Rights (as defined below) was discovered by researchers at one or more of the Cas9-II Institutions (as defined below);

WHEREAS, one or more of such researchers at the Licensor Institutions is an employee of the Howard Hughes Medical Institute (“HHMI”) and HHMI has assigned to Harvard its rights in those Cas9-I Patent Rights on which an HHMI employee is an inventor, subject to certain rights retained by HHMI as specifically described below;

WHEREAS, Harvard is a sole owner of certain of the Cas9-I Patent Rights, which are identified as “Harvard Controlled Patents” on the attached Exhibit 1.25 (the “Harvard Controlled Patents”);

WHEREAS, the Massachusetts Institute of Technology (“MIT,” a not-for-profit Massachusetts Corporation with a principal place of business at 77 Massachusetts Avenue, Cambridge, Massachusetts 02139) and Broad are co-owners of certain of the Cas9-I Patent Rights (the “MIT/Broad Co-Owned Cas9-I Patent Rights”) set forth on Exhibit 1.25;

WHEREAS, Harvard, MIT and Broad are co-owners of certain of the Cas9-I Patent Rights (the “Harvard/MIT/Broad Co-Owned Cas9-I Patent Rights”), identified together with the MIT/Broad Co-Owned Cas9-I Patent Rights as “Broad Controlled Patents” on the attached Exhibit 1.25;

WHEREAS, The Rockefeller University (“Rockefeller,” a not-for-profit New York corporation with a principal place of business at 1230 York Avenue, New York, NY 10065) and Broad are co-owners of certain of the Cas9-I Patent Rights set forth on Exhibit 1.25;

WHEREAS, Broad, MIT, Harvard and/or the University of Iowa Research Foundation (“Iowa,” a not-for-profit corporation existing under the laws of the State of Iowa, having a place of business at 112 N. Capitol Street, 6 Gilmore Hall, Iowa City, IA 52242) are co-owners of certain of the Cas9-II Patent Rights set forth on Exhibit 1.31;

WHEREAS, (i) pursuant to that certain Operating Agreement by and among Broad, MIT and Harvard, dated July 1, 2009, MIT and Harvard have authorized Broad to act as their sole and exclusive agent for the purposes of licensing, as applicable, the MIT/Broad Co-Owned Cas9-I Patent Rights and the Harvard/MIT/Broad Co-Owned Cas9-I Patent Rights, as well as their interest in the co-owned Cas9-II Patent Rights, and MIT and Harvard have authorized Broad to enter into this Agreement on their behalf with respect to such patent rights, (ii) pursuant to that certain Joint Invention Administration Agreement by and between Broad, MIT and Iowa dated December 9, 2014, as amended August 19, 2016, MIT and Iowa have authorized Broad to act as their sole and exclusive agent for the purposes of licensing their interest in the co-owned Cas9-II Patent Rights, and MIT and Iowa have authorized Broad to enter into this Agreement on their behalf with respect to such patent rights and (iii) pursuant to that certain Inter-Institutional Agreement by and between Broad and Rockefeller dated February 13, 2017, Rockefeller has authorized Broad to act as its sole and exclusive agent for the purposes of licensing its interest in the co-owned Cas9-I Patent Rights, and Rockefeller has authorized Broad to enter into this Agreement on its behalf with respect to such patent rights;

WHEREAS, Company wishes to obtain a license under the Cas9-I Patent Rights;

WHEREAS, Company wishes to obtain a co-exclusive license in the Field under the Cas9-II Institutions’ interest in the Cas9-II Group A Patent Rights and a non-exclusive license under the Cas9-II Institutions’ interest in the Cas9-II Group A Patent Rights and the Cas9-II Group B Patent Rights;

WHEREAS, the Owner Institutions desire to have products based on the inventions described in the Patent Rights developed and commercialized to benefit the public; and

WHEREAS, Company has represented to the Licensor Institutions, in order to induce the Licensor Institutions to enter into this Agreement, that Company shall commit itself to the development and commercialization of such products so that public utilization shall result.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

1. DEFINITIONS.

Whenever used in this Agreement with an initial capital letter, the terms defined in this Article 1, whether used in the singular or the plural, shall have the meanings specified below.

1.1. “Abandoned Patent Rights” has the meaning set forth in Section 6.3.1

1.2. “Achieved Milestone” has the meaning set forth in Section 4.5.1.

1.3. “Acquisition Value” means, with respect to a Company Sale, the sum of the Upfront Acquisition Value and the Trailing Acquisition Value. For the purpose of determining Upfront Acquisition Value or Trailing Acquisition Value, the valuation of any securities or other non-cash assets paid as consideration with respect to a Company Sale shall be determined by reference to the operative transaction agreement(s) for such Company Sale, provided that, if no such valuation is readily determinable from such operative transaction agreement(s), then:

(a) for securities primarily listed and quoted for trading on the New York Stock Exchange, the NYSE Amex Equities (formerly the American Stock Exchange), the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or other securities exchange, the per share value shall be deemed to be the average of the closing prices of such securities on such exchange or market, as applicable, over the [**] period ending [**] prior to the Company Sale Date;

(b) for securities primarily listed and quoted for trading on the OTC Bulletin Board or equivalent, the per share value shall be deemed to be the average of the closing bid prices over the [**] period ending [**] prior to the Company Sale Date;

(c) for all other securities or for assets other than securities or cash, the value shall be determined in good faith by mutual agreement of the Licensor Institutions and Company (or Company’s acquirer or successor entity, as applicable). If the Parties are not able to agree in good faith on such value within [**] after payment of such securities or property, then such dispute will be handled pursuant to Section 11.7 of the Agreement.

1.4. “Adverse Disclosure” has the meaning set forth in Section 4.10.3.3.

1.5. “Affiliate” means, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person. For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means the possession, directly or indirectly, of the power to direct the management or policies of an organization or entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance, or otherwise. Without limiting the foregoing, control shall be presumed to exist when a Person (a) owns or directly controls more than fifty percent (50%) of the voting securities or other ownership interest of another Person or (b) possesses, directly or indirectly, the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the other Person.

1.6. “Ag Product” means any product comprising a plant, plant tissue, plant cell, plant part or plant seed, including any organism in the microbiome used in association with such plant, plant tissue, plant cell, plant part or plant seed, that is used for agricultural purposes.

1.7. “Agreement” has the meaning set forth in the Preamble.

1.8. “Anti-Dilution Shares” has the meaning set forth in Section 4.4.2.

1.9. “Anti-Dilution Threshold” means (a) [**] percent ([**]%) of Company’s outstanding capital stock on a Fully-Diluted Basis or (b) following an Equity Event, if applicable, [**] percent ([**]%) of Company’s outstanding capital stock on a Fully-Diluted Basis.

1.10. “Applicable Law” means (a) with respect to a given jurisdiction, all applicable laws, rules and regulations (including any rules, regulations, guidelines or other requirements of any regulatory authorities) that may be in effect from time to time in such jurisdiction, and (b) with respect to any jurisdiction that does not have laws, rules or regulations that govern genetically modified organisms (including genetically modified crops), all applicable laws, rules and regulations (including any rules, regulations, guidelines or other requirements of any regulatory authorities) of the United States federal government that may be in effect from time to time to the extent applicable to genetically modified organisms (including genetically modified crops).

1.11. “Asset Sale” means the sale, lease, assignment, transfer, exclusive license or other disposition of all or substantially all of the assets of Company to one or more entities that are not wholly owned subsidiaries of Company.

1.12. “Average Market Capitalization” means the result of (i) the sum of the Market Capitalizations on each Trading Day during a specified period of time divided by (ii) the number of Trading Days during such specified period of time.

1.13. “Bankruptcy Event” means, with respect to any Person, any of the following:

(a) such Person shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of, or taking possession by, any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(b) an involuntary case or other proceeding shall be commenced against such Person seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of [**]; or an order for relief shall be entered against such Person under the federal bankruptcy laws as now or hereafter in effect; or

(c) a receiver or trustee shall be appointed with respect to such Person or all or substantially all of the assets of such Person.

1.14. “Broad” has the meaning set forth in the Preamble.

1.15. “Broad Confidential Information” has the meaning set forth in Section 11.1.1.

1.16. “Broad Controlled Patents” has the meaning set forth in the Recitals.

1.17. “Calendar Quarter” means each of the periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 during the Term.

1.18. “Calendar Year” means any twelve (12) month period commencing on January 1.

1.19. “Cardiovascular Disease” means atherosclerotic cardiovascular diseases and aortic valve diseases and their prevention through lipid (cholesterol and/or triglyceride) reduction. For the avoidance of doubt, “Cardiovascular Disease” does not include any inflammatory disease or condition or any form of cancer or symptoms of any of the foregoing, or side effects of such inflammatory disease or condition or cancer or the treatment thereof.

1.20. “Cardiovascular Disease Field” means, solely with respect to products and processes directed to the Targets, intended for the prevention or treatment of Cardiovascular Disease (i) using gene therapy, (ii) using editing (including modifying) of Genetic Material or (iii) using targeting of Genetic Material (including targeting of Genetic Material to modify associated chromatin), either (a) ex vivo for subsequent administration to a human, in the case of the foregoing clause (ii) or (iii) of a product so edited or targeted, or (b) in vivo, by a product administered to a human, in the case of the foregoing clause (ii) or (iii) of a product that so edits or targets; provided that, the Cardiovascular Disease Field does not include (I) the prevention or treatment of Cardiovascular Disease using a small or large molecule that (A) was identified or discovered using technology Covered by the Patent Rights, (B) is Covered by (x) a Valid Claim of the Patent Rights Covering the identifying or discovering of small or large molecules, and/or (y) a product-by-process or similar Valid Claim of the Patent Rights directed to a small or large molecule so identified or discovered, and (C) is not Covered by any other Valid Claim of the Patent Rights; (II) (A) modifying animals or animal cells for the creation, making, having made, use, sale, offer for sale, having sold, exportation and importation of organs suitable for xenotransplantation into humans or (B) research and development, and commercialization and other use or exploitation, of products or services in the field of Livestock Applications; (III) production or processing of small or large molecules, including for the prevention or treatment of Cardiovascular Disease, that are made using technology Covered by the Patent Rights, unless such small or large molecules (xx) are used for (1) gene therapy, (2) editing (including modifying) of Genetic Material or (3) targeting of Genetic Material (including targeting of Genetic Material to modify associated chromatin), in the case of (2) and (3) to the extent such editing or targeting is achieved through the use of CRISPR Technology or TALE Technology (other than through the making of such small or large molecules) and in each case (1), (2) and (3) as set forth in clauses (a) and (b) above, and (yy) are not otherwise excluded from this definition of Cardiovascular Disease Field; (IV) Ag Products; and (V) any products, including without limitation any Ag Product or any product in the field of Livestock Applications, that provide nutritional benefits, unless such products (aa) are regulated by a Regulatory Authority as a drug or biologic pursuant to Section 505 of the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended, Section 351 of the United States Public Health Service Act of 1944, as amended, or any successor laws, or equivalent laws or regulations in jurisdictions outside the United States and (bb) are otherwise included in this definition of Cardiovascular Disease Field. In addition, with respect to the Delivery Patent Rights, the Cardiovascular Disease Field only includes targeting of Genetic Material as set forth in clauses (a) and (b) above if such targeting is related to the use of CRISPR Technology, TALE Technology or zinc finger nuclease technology.

1.21. “Cas9 Enabled Product” means any product or process, other than a Licensed Product, which is or incorporates, or which is made, identified, discovered, developed, optimized, characterized, selected, derived from or determined to have utility, in whole or in part, by the use or modification of, (a) any Cas9-I Patent Rights or Cas9-II Group A Patent Rights or any technology or invention covered thereby, (b) any Cas9 Licensed Product, (c) any progeny, modification or derivative of a Cas9 Licensed Product, or (d) any living or nonliving cell, organism, microorganism (including viruses) made or modified through use of a Cas9 Licensed Product or technology covered by the Cas9-I Patent Rights or Cas9-II Group A Patent Rights, or any progeny, clone, modification or derivative of such living or nonliving cell, organism, microorganism (including viruses); provided, however, that the term “Cas9 Enabled Product” shall not include any large or small molecule that (i) was identified or discovered using a Cas9 Licensed Product or technology Covered by the Cas9-I Patent Rights or Cas9-II Group A Patent Rights and (ii) does not otherwise meet the definition of Cas9 Enabled Product (i.e., it is identified or discovered using a Cas9 Licensed Product or technology covered by the Cas9-I Patent Rights or Cas9-II Group A Patent Rights but otherwise is not, or does not incorporate, or is not made, developed, optimized, characterized, selected, derived from or determined to have utility, in whole or in part, by the use or modification of a Cas9 Licensed Product or technology covered by the Cas9-I Patent Rights or Cas9-II Group A Patent Rights in a way that would cause it to be included in the definition of Cas9 Enabled Product). For clarity, the term “Cas9 Enabled Product” shall also not include any product or process (other than a Licensed Product), for which the sole use of the Cas9-I Patent Rights or Cas9-II Group A Patent Rights or technology covered thereby in connection with such product or process was to (x) serve as a control in the development of, or comparator in the pre-clinical development of, such product or process or (y) evaluate the efficacy of such Cas9-I Patent Rights or Cas9-II Group A Patent Rights or technology covered thereby as applied to such product or process.

1.22. “Cas9 Licensed Product” means, on a country-by-country basis, any product or process the making, using, selling, offering for sale, exporting or importing of which product or process in the country in question is Covered by at least one Valid Claim of the Cas9-I Patent Rights or Cas9-II Group A Patent Rights in that country. If, during the Royalty Term for a given Cas9 Licensed Product, such Cas9 Licensed Product is no longer Covered by at least one Valid Claim of the Cas9-I Patent Rights or Cas9-II Group A Patent Rights in a country, and is not Covered by at least one Valid Claim of any other Patent Right in such country, then such Cas9 Licensed Product shall be deemed a Cas9 Enabled Product in such country from that time forward for the purposes of calculating Milestone Payments under Section 4.5 and Royalties under Section 4.6, unless and until such product or process is again Covered by at least one Valid Claim of the Cas9-I Patent Rights or Cas9-II Group A Patent Rights, at which time it shall again be deemed a Cas9 Licensed Product for such purposes.

1.23. “Cas9 Patent Rights Categories” means the CRISPR Patent Rights, the TALE Patent Rights and the Delivery Patent Rights.

1.24. “Cas9-I Institution” means each of the Licensor Institutions, MIT and Rockefeller individually, and “Cas9-I Institutions” means the Licensor Institutions, MIT and Rockefeller, collectively.

1.25. “Cas9-I Patent Rights” means the patents and patent applications that are listed on the attached Exhibit 1.25 and any and all divisionals, continuations, continuations-in-part (only to the extent of claims that are entitled to the priority date of and directed specifically to the subject matter claimed in the applications listed on the attached Exhibit 1.25), substitutes, counterparts and foreign equivalents thereof filed in any country, and any patents issuing thereon (but in the case of patents issuing on continuations-in-part applications, only to the claims thereof that are entitled to the priority date of and directed specifically to the subject matter claimed in the applications listed on the attached Exhibit 1.25) and any reissues, reexaminations or extensions thereof. The Cas9-I Patent Rights are the CRISPR Patent Rights, the TALE Patent Rights and the Delivery Patent Rights.

1.26. “Cas9-II Group A Patent Rights” means the patents and patent applications that are listed on the attached Exhibit 1.31 under the heading “Cas9-II Group A Patent Rights” and any and all divisionals, continuations, continuations-in-part (only to the extent of claims that are entitled to the priority date of and directed specifically to the subject matter claimed in the applications listed on the attached Exhibit 1.31 under the heading “Cas9-II Group A Patent Rights”), substitutes, counterparts and foreign equivalents thereof filed in any country, and any patents issuing thereon (but in the case of patents issuing on continuations-in-part applications, only to the claims thereof that are entitled to the priority date of and directed specifically to the subject matter claimed in the applications listed on the attached Exhibit 1.31 under the heading “Cas9-II Group A Patent Rights”) and any reissues, reexaminations or extensions thereof; provided, however, that Cas9-II Group A Patent Rights shall exclude any and all foreign equivalents in [**] related to any patent or patent application denoted with a “+” symbol on the attached Exhibit 1.31 under the heading “Cas9-II Group A Patent Rights.”

1.27. “Cas9-II Group B Enabled Product” means any product or process, other than a Licensed Product or Cas9 Enabled Product, which is or incorporates, or which is made, identified, discovered, developed, optimized, characterized, selected, derived from or determined to have utility, in whole or in part, by the use or modification of, (a) any Cas9-II Group B Patent Rights or any technology or invention covered thereby, (b) any Cas9-II Group B Licensed Product, (c) any progeny, modification or derivative of a Cas9-II Group B Licensed Product, or (d) any living or nonliving cell, organism, microorganism (including viruses) made or modified through use of a Cas9-II Group B Licensed Product or technology covered by the Cas9-II Group B Patent Rights, or any progeny, clone, modification or derivative of such living or nonliving cell, organism, microorganism (including viruses); provided, however, that the term “Cas9-II Group B Enabled Product” shall not include any large or small molecule that (i) was identified or discovered using a Cas9-II Group B Licensed Product or technology Covered by the Cas9-II Group B Patent Rights and (ii) does not otherwise meet the definition of Cas9-II Group B Enabled Product (i.e., it is identified or discovered using a Cas9-II Group B Licensed Product or technology covered by the Cas9-II Group B Patent Rights but otherwise is not, or does not incorporate, or is not made, developed, optimized, characterized, selected, derived from or determined to have utility, in whole or in part, by the use or modification of a Cas9-II Group B

Licensed Product or technology covered by the Cas9-II Group B Patent Rights in a way that would cause it to be included in the definition of Cas9-II Group B Enabled Product). For clarity, the term “Cas9-II Group B Enabled Product” shall also not include any product or process (other than a Cas9-II Group B Licensed Product), for which the sole use of the Cas9-II Group B Patent Rights or technology covered thereby in connection with such product or process was to (x) serve as a control in the development of, or comparator in the pre-clinical development of, such product or process or (y) evaluate the efficacy of such Cas9-II Group B Patent Rights or technology covered thereby as applied to such product or process.

1.28. “Cas9-II Group B Licensed Product” means, on a country-by-country basis, any product that (a) is not a Cas9 Licensed Product and (b) the making, using, selling, offering for sale, exporting or importing of which product in the country in question is Covered by at least one Valid Claim of the Cas9-II Group B Patent Rights in that country. If, during the Royalty Term for a given Cas9-II Group B Licensed Product, such Cas9-II Group B Licensed Product is no longer Covered by at least one such Valid Claim in a country, and is not Covered by at least one Valid Claim of any other Patent right in such country, then such Cas9-II Group B Licensed Product shall be deemed a Cas9-II Group B Enabled Product in such country from that time forward for the purposes of calculating Milestone Payments under Section 4.5 and Royalties under Section 4.6, unless and until such product is again Covered by at least one Valid Claim of the Cas9-II Patent Rights (other than the Cas9-II Group A Patent Rights), at which time such product shall again be deemed a Cas9-II Group B Licensed Product for such purposes.

1.29. “Cas9-II Group B Patent Rights” means the patents and patent applications that are listed on the attached Exhibit 1.31 under the heading “Cas9-II Group B Patent Rights” and any and all divisionals, continuations, continuations-in-part (only to the extent of claims that are entitled to the priority date of and directed specifically to the subject matter claimed in the applications listed on the attached Exhibit 1.31 under the heading “Cas9-II Group B Patent Rights”), substitutes, counterparts and foreign equivalents thereof filed in any country, and any patents issuing thereon (but in the case of patents issuing on continuations-in-part applications, only to the claims thereof that are entitled to the priority date of and directed specifically to the subject matter claimed in the applications listed on the attached Exhibit 1.31 under the heading “Cas9-II Group B Patent Rights”) and any reissues, reexaminations or extensions thereof; provided, however, that Cas9-II Group B Patent Rights shall exclude any and all foreign equivalents in [**] related to any patent or patent application denoted with a “+” symbol on the attached Exhibit 1.31 under the heading “Cas9-II Group B Patent Rights.”

1.30. “Cas9-II Institution” means each of Broad, Harvard, MIT and Iowa individually, and “Cas9-II Institutions” means Broad, Harvard, MIT and Iowa, collectively.

1.31. “Cas9-II Patent Rights” means the Cas9-II Group A Patent Rights and the Cas9-II Group B Patent Rights.

1.32. “Challenging Party” means any Person that brings, assumes or participates in or that knowingly, willfully or recklessly assists in bringing a Patent Challenge.

1.33. “Change of Control” means, with respect to Company, (a) a merger or consolidation of Company with a Third Party which results in the voting securities of Company outstanding immediately prior thereto ceasing to represent at least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the owner of fifty percent (50%) or more of the combined voting power of Company’s outstanding securities other than through issuances by Company of securities of Company in a bona fide financing transaction or series of related bona fide financing transactions, or (c) the sale or other transfer to a Third Party of all or substantially all of Company’s assets or all or substantially all of Company’s business to which this Agreement relates.

1.34. “Change of Control Multiplier” has the meaning set forth in Section 4.5.4.

1.35. “Church IP” means the Patent Rights identified in Exhibit 1.25 as Church IP.

1.36. “Claims” has the meaning set forth in Section 9.1.1.

1.37. “Clinical Study” means any clinical study that meets the requirements of a Phase I Clinical Study, Phase II Clinical Study or Phase III Clinical Study.

1.38. “Closing Price” means, with respect to a particular date, the last reported sales price on (i) such date if such date is a Trading Day, or (ii) if such date is not a Trading Day, the most recent date prior to such date that is a Trading Day.

1.39. “Common Stock” means the common stock, par value $0.001 per share, of Company. For the purpose of Section 1.115, Section 4.10.1 and related definitions, “Common Stock” means the equity securities of any of Company or its Affiliates, or any successor thereto, that are Public Securities.

1.40. “Company” has the meaning set forth in the Preamble.

1.41. “Company Confidential Information” has the meaning set forth in Section 11.1.1.

1.42. “Company Notification” has the meaning set forth in Section 3.2.1.

1.43. “Company Patents” has the meaning set forth in Section 1.129.

1.44. “Company Sale” means (i) an Asset Sale to one or more Person(s) in a single transaction or series of related transactions, (ii) a Merger or (iii) an acquisition of at least [**] percent ([**]%) of Company’s shares by a Person or by a Group in a single transaction or a series of related transactions. Notwithstanding anything to the contrary, (a) any Person that controls, is controlled by, or is under common control with, Company shall not be a “Person” for the purpose of this definition, (b) any Group that is solely comprised of Persons that control, are controlled by, or are under common control with, Company shall not be a “Group” for the purpose of this definition, and (c) for the purpose of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means the (1) ownership or control of more than fifty percent (50%) of the voting securities or other ownership interest of another Person or (2) the possession, directly or indirectly, of the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the other Person.

1.45. “Company Sale Date” means the date of closing of a Company Sale.

1.46. “Company Sale Success Payment” means the amount equal to the sum of all Success Payments that (i) correspond to Value Triggers that are lower than or equal to the Company Sale Value Trigger and (ii) are unpaid as of the day immediately prior to the Company Sale Date. By way of example, if Company has only paid the first two Success Payments to the Licensor Institutions (excluding any share issuance pursuant to Section 4.4) as of the day immediately prior to the Company Sale Date, and the Company Sale Value Trigger is [**] dollars ($[**]), then the Company Sale Success Payment shall be [**] dollars ($[**]).

1.47. “Company Sale Value Trigger” means the highest Value Trigger that is lower than or equal to the Upfront Acquisition Value. By way of example, if the Upfront Acquisition Value is [**] dollars ($[**]), then the Company Sale Value Trigger is [**] dollars ($[**]).

1.48. “Competing Program” has the meaning set forth in Section 4.6.2.3.

1.49. “Competing Program Notice” has the meaning set forth in Section 4.6.2.3.

1.50. “Confidential Information” has the meaning set forth in Section 11.1.1.

1.51. “Covered” means, with respect to a given product, process, method or service, that a Valid Claim would (absent a license thereunder or ownership thereof) be infringed by the making, using, selling, offering for sale, importation or other exploitation of such product, process, method or service. With respect to a claim of a pending patent application, “infringed” refers to activity that would infringe or be covered by such Valid Claim if it were contained in an issued patent. Cognates of the word “Covered” shall have correlative meanings.

1.52. “Cpf1 Agreement” means that certain Cpf1 License Agreement between Broad and Company dated as of the Effective Date.

1.53. “CRISPR Patent Rights” means the (a) Cas9-I Patent Rights identified on Exhibit 1.25 as CRISPR Patent Rights and (b) Cas9-II Patent Rights.

1.54. “CRISPR Technology” means an enzymatically active or inactive Cas9 or Cpf1 endonuclease combined with a nucleic acid moiety that preferentially binds to a specified DNA sequence and targets the endonuclease to the DNA sequence, where either the endonuclease or nucleic acid moiety can be engineered and/or linked to an effector moiety.

1.55. “Deductions” means, with respect to a Company Sale, any amounts that are deducted from the gross proceeds, and thereby reduce the amount paid to the holders of capital stock of Company, including, without limitation: (i) amounts paid to investment bankers, accountants or attorneys in connection with the transaction, (ii) severance or change of control payments made to employees or directors of Company, (iii) payments made to a Third Party to pay off indebtedness, (iv) liquidation preference payments or (v) amounts placed into escrow or a similar holdback.

1.56. “Delivery Patent Rights” means the Cas9-I Patent Rights identified on Exhibit 1.25 as Delivery Patent Rights.

1.57. “Developing Country” means any country identified as a Low-income or Lower-middle-income economy in the World Bank “Country and Lending Groups” classification.

1.58. “Development Milestones” means, with respect to a given product, the diligence milestones for the development and commercialization of such product.

1.59. “Development Plan” means the plan for the development and commercialization of Licensed Products attached hereto as Exhibit 3.3, as such plan may be adjusted from time to time pursuant to Section 3.3.

1.60. “Direct License” has the meaning set forth in Section 10.3.1.2.

1.61. “Dispute” has the meaning set forth in Section 11.7.

1.62. “Documentation and Approvals” has the meaning set forth in Section 10.3.4.2.

1.63. “Editas” means Editas Medicine, Inc.

1.64. “Editas Cas9-I Exclusive Field” means the “Field,” as such term is defined in the Editas Cas9-I License Agreement. As of the Effective Date, the definition of “Field” in the Editas Cas9-I License Agreement is as follows (with all capitalized terms in the following definition having the respective meanings ascribed to such terms in the Editas Cas9-I License Agreement):

““Field” [as such term is defined in the Editas Cas9-I License Agreement] means the prevention or treatment of human disease (i) using gene therapy, (ii) using editing (including modifying) of Genetic Material or (iii) using targeting of Genetic Material (including targeting of Genetic Material to modify associated chromatin), either (a) ex vivo for subsequent administration to a human, in the case of the foregoing clause (ii) or (iii) of a product so edited or targeted, or (b) in vivo, by a product administered to a human, in the case of the foregoing clause (ii) or (iii) of a product that so edits or targets; provided that, (I) the Field does not include the prevention or treatment of human disease using a small or large molecule that (A) was identified or discovered using technology Covered by the Patent Rights, (B) is Covered by (x) a Valid Claim of the Patent Rights Covering the identifying or discovering of small or large molecules, and/or (y) a product-by-process or similar Valid Claim of the Patent Rights directed to a small or large molecule so identified or discovered, and (C) is not Covered by any other Valid Claim of the Patent Rights; (II) the Field does not include (A) modifying animals or animal cells for the creation, making, having made, use, sale, offer for sale, having sold, exportation and importation of organs suitable for xenotransplantation into humans or (B) research and development, and commercialization and other use or exploitation, of products or services in the field of Livestock Applications; (III) with respect to the Delivery Patent Rights, the Field only includes targeting of Genetic Material as set forth in clauses (a) and (b) above if such targeting is related to the use of CRISPR, TALE or zinc finger nuclease technology; (IV) the Field does not include production or processing of small or large molecules, including for the prevention or treatment of human disease, that are made using technology Covered by the Patent Rights, unless such small or large molecules (xx) are used for (1) gene therapy, (2) editing (including modifying) of Genetic Material or (3) targeting of Genetic Material (including targeting of Genetic Material to modify associated chromatin), in the case of (2) and (3) to the extent such editing or targeting is achieved through the use of CRISPR Technology or TALE Technology (other than through the making of such small or large molecules) and in each case (1), (2) and (3) as set forth in clauses (a) and (b) above, and (yy) are not otherwise excluded from this definition of Field; (V) the Field does not include Ag Products; and (VI) the Field does not include any products, including without limitation any Ag Product or any product in the field of Livestock Applications, that provide nutritional benefits, unless such products (aa) are regulated by a Regulatory Authority as a drug or biologic pursuant to Section 505 of the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended, Section 351 of the United States Public Health Service Act of 1944, as amended, or any successor laws, or equivalent laws or regulations in jurisdictions outside the United States and (bb) are otherwise included in this definition of Field.”

The Licensor Institutions will promptly notify Company in writing of any modifications or amendments to the definition of “Field” in the Editas Cas9-I License Agreement, including by providing written notice of any such modification or amendment which would reduce the scope of Company’s rights under this Agreement within [**] following the effective date of such modification or amendment. Notwithstanding the foregoing, Licensor Institutions will use good faith efforts to provide prior notice to Company, to the extent permitted by Editas.

1.65. “Editas Cas9-I License Agreement” means the Amended and Restated Cas9-I License Agreement by and between, on the one hand, Harvard and Broad and, on the other hand, Editas dated December 16, 2016, as amended from time to time.

1.66. “Editas Cas9-II Exclusive Field” means the “Field,” as such term is defined in the Editas Cas9-II License Agreement. As of the Effective Date, the definition of “Field” in the Editas Cas9-II License Agreement is as follows (with all capitalized terms in the following definition having the respective meanings ascribed to such terms in the Editas Cas9-II License Agreement):

““Field” [as such term is defined in the Editas Cas9-II License Agreement] means the prevention or treatment of human disease (i) using gene therapy, (ii) using editing (including modifying) of Genetic Material or (iii) using targeting of Genetic Material (including targeting of Genetic Material to modify associated chromatin), either (a) ex vivo for subsequent administration to a human, in the case of the foregoing clause (ii) or (iii) of a product so edited or targeted, or (b) in vivo, by a product administered to a human, in the case of the foregoing clause (ii) or (iii) of a product that so edits or targets; provided that, (I) the Field does not include the prevention or treatment of human disease using a small or large molecule that (A) was identified or discovered using technology Covered by the Patent Rights, (B) is Covered by (x) a Valid Claim of the Patent Rights Covering the identifying or discovering of small or large molecules, and/or (y) a product-by-process or similar Valid Claim of the Patent Rights directed to a small or large molecule so identified or discovered, and (C) is not Covered by any other Valid Claim of the Patent Rights; (II) the Field does not include (A) modifying animals or animal cells for the creation, making, having made, use, sale, offer for sale, having sold, exportation and importation of organs suitable for xenotransplantation into humans or (B) research and development, and commercialization and other use or exploitation, of products or services in the field of Livestock Applications; (III) the Field does not include production or processing of small or large molecules, including for the prevention or treatment of human disease, that are made using technology Covered by the Patent Rights, unless such small or large molecules (xx) are used for (1) gene therapy, (2) editing (including modifying) of Genetic Material or (3) targeting of Genetic Material (including targeting of Genetic Material to modify associated chromatin), in the case of (2) and (3) to the extent such editing or targeting is achieved through the use of CRISPR Technology or TALE Technology (other than through the making of such small or large molecules) and in each case (1), (2) and (3) as set forth in clauses (a) and (b) above, and (yy) are not otherwise excluded from this definition of Field; (IV) the Field does not include Ag Products; and (V) the Field does not include any products, including without limitation any Ag Product or any product in the field of Livestock Applications, that provide nutritional benefits, unless such products (aa) are regulated by a Regulatory Authority as a drug or biologic pursuant to Section 505 of the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended, Section 351 of the United States Public Health Service Act of 1944, as amended, or any successor laws, or equivalent laws or regulations in jurisdictions outside the United States and (bb) are otherwise included in this definition of Field.”

The Licensor Institutions will promptly notify Company in writing of any modifications or amendments to the definition of “Field” in the Editas Cas9-II License Agreement, including by providing written notice of any such modification or amendment which would reduce the scope of Company’s rights under this Agreement within [**] following the effective date of such modification or amendment. Notwithstanding the foregoing, Licensor Institutions will use good faith efforts to provide prior notice to Company, to the extent permitted by Editas.

1.67. “Editas Cas9-II License Agreement” means the Cas9-II License Agreement by and between Broad and Editas dated December 16, 2016, as amended from time to time.

1.68. “Effective Date” has the meaning set forth in the Preamble.

1.69. “Election Date” has the meaning set forth in Section 4.10.3.

1.70. “Enabled Product” means any product or process that (a) is not a Licensed Product and (b) is a Cas9 Enabled Product or Cas9-II Group B Enabled Product.

1.71. “Enrolled” means that a human research subject has met the initial screening criteria for inclusion in a clinical study and has been deemed eligible to participate in such clinical study, all as provided in the applicable clinical study protocol(s) and statistical analysis plan(s). For clarity, human research subjects that have been screened for inclusion in a clinical study and deemed ineligible based on the results of screening shall not be deemed to be “Enrolled” for the purposes of this Agreement.

1.72. “Enterprise Value” means, with respect to an entity, the equity value of such entity as determined in a Valuation Analysis.

1.73. “Environmental Impact” means any release, spill, emission, leaking, injection, outcross, deposit, disposal, discharge, dispersal, leaching or migration of material (including any hazardous material, plant, plant part, plant cell, plant tissue or plant seed) into the atmosphere, soil, surface water, groundwater, sewer system or property.

1.74. “Equity Event” means the first to occur of the following:

(a) the first bona fide financing of Company, including the first equity financing involving the sale of Company’s preferred stock (the “Next Financing Shares”) to investors (the “Next Financing”), which results in a Post-Money Valuation of at least $[**], where “Post-Money Valuation” means the product of (i) the highest price per Next Financing Share paid by investors in the Next Financing, or otherwise the FMV of Common Stock, and (ii) the number of shares of Company capital stock outstanding following the consummation of all closings of the financing calculated on a Fully-Diluted Basis; and

(b) Company’s achievement of a Market Capitalization of at least $500,000,000; and

(c) Company undergoing a Company Sale where the applicable Acquisition Value exceeds $500,000,000.

1.75. “Equity Event Shares” has the meaning set forth in Section 4.4.1.

1.76. “E.U.” means the European Union, including the United Kingdom, regardless of its membership in the European Union.

1.77. “E.U. Major Market Countries” means the United Kingdom (regardless of its membership in the European Union), Germany, Italy, France and Spain.

1.78. “Exchange Act” means the United States Securities and Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.79. “Executive Officers” has the meaning set forth in Section 11.7.

1.80. “FDA” means the United States Food and Drug Administration.

1.81. “Field” means, solely with respect to products and processes directed to the Targets, the prevention or treatment of human disease (i) using gene therapy, (ii) using editing (including modifying) of Genetic Material or (iii) using targeting of Genetic Material (including targeting of Genetic Material to modify associated chromatin), either (a) ex vivo for subsequent administration to a human, in the case of the foregoing clause (ii) or (iii) of a product so edited or targeted, or (b) in vivo, by a product administered to a human, in the case of the foregoing clause (ii) or (iii) of a product that so edits or targets; provided that, the Field does not include (I) the prevention or treatment of human disease using a small or large molecule that (A) was identified or discovered using technology Covered by the Patent Rights, (B) is Covered by (x) a Valid Claim of the Patent Rights Covering the identifying or discovering of small or large molecules, and/or (y) a product-by-process or similar Valid Claim of the Patent Rights directed to a small or large molecule so identified or discovered, and (C) is not Covered by any other Valid Claim of the Patent Rights; (II) (A) modifying animals or animal cells for the creation, making, having made, use, sale, offer for sale, having sold, exportation and importation of organs suitable for xenotransplantation into humans or (B) research and development, and commercialization and other use or exploitation, of products or services in the field of Livestock Applications; (III) production or processing of small or large molecules, including for the prevention or treatment of human disease, that are made using technology Covered by the Patent Rights, unless such small or large molecules (xx) are used for (1) gene therapy, (2) editing (including modifying) of Genetic Material or (3) targeting of Genetic Material (including targeting of Genetic Material to modify associated chromatin), in the case of (2) and (3) to the extent such editing or targeting is achieved through the use of CRISPR Technology or TALE Technology (other than through the making of such small or large molecules) and in each case (1), (2) and (3) as set forth in clauses (a) and (b) above, and (yy) are not otherwise excluded from this definition of Field; (IV) Ag Products; and (V) any products, including without limitation any Ag Product or any product in the field of Livestock Applications, that provide nutritional benefits, unless such products (aa) are regulated by a Regulatory Authority as a drug or biologic pursuant to Section 505 of the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended, Section 351 of the United States Public Health Service Act of 1944, as amended, or any successor laws, or equivalent laws or regulations in jurisdictions outside the United States and (bb) are otherwise included in this definition of Field. In addition, with respect to the Delivery Patent Rights, the Field only includes targeting of Genetic Material as set forth in clauses (a) and (b) above if such targeting is related to the use of CRISPR Technology, TALE Technology or zinc finger nuclease technology.

1.82. “First Commercial Sale” means the date of the first sale by Company, its Affiliate or a Sublicensee of a Licensed Product or Enabled Product to a Third Party following receipt of Regulatory Approval in the country in which such Licensed Product or Enabled Product is sold, excluding, however, any sale or other distribution for use in a clinical study, charitable purposes or compassionate use or similar limited purposes.

1.83. “FMV of Common Stock” means (a) if Company’s shares of Common Stock are Public Securities as of the applicable determination date, the Closing Price, or (b) if Company’s shares of Common Stock are not Public Securities as of the applicable determination date, the value determined by dividing (1) the Enterprise Value as determined in the most recent Valuation Analysis prior to such date by (2) the total number of issued and outstanding shares of Common Stock (assuming conversion of all outstanding stock other than common stock into common stock).

1.84. “Fully-Diluted Basis” means, as of a specified date, the number of shares of common stock of Company then-outstanding plus the number of shares of common stock of Company issuable upon exercise or conversion of then-outstanding convertible securities or warrants, options, or other rights to subscribe for, purchase or acquire from Company any capital stock of Company (which shall be determined without regard to whether such securities or rights are then vested, exercisable or convertible) plus, without duplication, the number of shares reserved and available for future grant under any then-existing equity incentive plan of Company; provided that, for clarity, “other rights to subscribe for, purchase or acquire” shall not include (i) preemptive or other rights to participate in new offerings of securities by Company, (ii) obligations under a purchase agreement for preferred stock of Company to acquire additional shares of such preferred stock on the same terms as those purchased at an initial closing upon the passage of time or meeting (or waiver) of specified Company performance conditions or (iii) anti-dilution provisions that have not been triggered.

1.85. “Genetic Material” means all DNA (including without limitation DNA in and outside chromosomes) and RNA.

1.86. “Group” means two or more Persons acting as a partnership, limited partnership, syndicate or other group for the purposes of acquiring, holding, voting or disposing of the securities of a company.

1.87. “Harvard” has the meaning set forth in the Preamble.

1.88. “Harvard Confidential Information” has the meaning set forth in Section 11.1.1.

1.89. “Harvard Controlled Patents” has the meaning set forth in the Recitals.

1.90. “Harvard/MIT/Broad Co-Owned Cas9-I Patent Rights” has the meaning set forth in the Recitals.

1.91. “HHMI” has the meaning set forth in the Recitals.

1.92. “HHMI Indemnitees” has the meaning set forth in Section 9.1.3.

1.93. “HHMI License” has the meaning set forth in Section 2.2.1.

1.94. “HHMI Names” has the meaning set forth in Section 11.2.

1.95. “IND” means an FDA Investigational New Drug application, or equivalent application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.96. “Indemnitees” has the meaning set forth in Section 9.1.1.

1.97. “Indemnitor” has the meaning set forth in Section 9.1.1.

1.98. “Ineligible Sublicensees” has the meaning set forth in Section 10.3.1.2.

1.99. “Informed Party” has the meaning set forth in Section 4.6.2.3.

1.100. “Infringement” has the meaning set forth in Section 7.2.

1.101. “Initial Public Offering” means a firm-commitment underwritten public offering of equity securities of Company, or any successor thereto, pursuant to an effective registration statement under the Securities Act (or any equivalent registration statement with respect to jurisdictions outside the United States) following which such equity securities shall be publicly held.

1.102. “Initial Shares” has the meaning set forth in Section 4.4.1.

1.103. “Institution Names” has the meaning set forth in Section 11.2.

1.104. “Internal Research Purposes” means use as a research tool for research purposes in the field of human therapeutics in Company’s or its Affiliates’ internal laboratories, provided, however, that notwithstanding the foregoing, “Internal Research Purposes” shall expressly exclude (a) any human or clinical use, including, without limitation, any administration into humans or any diagnostic or prognostic use, (b) any human germline modification, including modifying the DNA of human embryos or human reproductive cells, (c) any in vivo veterinary or livestock use (for clarity, the use of any animal or animal cell in preclinical research shall be included in “Internal Research Purposes”), (d) the manufacture, distribution, importation, exportation, transportation, sale, offer for sale, marketing, promotion or other exploitation or use of, or as, a testing service, therapeutic or diagnostic for humans or animals, or (e) any use or application relating to the stimulation of biased inheritance of particular genes or traits within a population of plants or animals.

1.105. “Invoicing Entity” has the meaning set forth in Section 1.123.

1.106. “Iowa” has the meaning set forth in the Recitals.

1.107. “License Issue Fee” has the meaning set forth in Section 4.2.1.

1.108. “License Fees” has the meaning set forth in Section 4.3.

1.109. “Licensed Product” means any product or process that is a Cas9 Licensed Product or Cas9-II Group B Licensed Product.

1.110. “Licenses” means (a) this Agreement and (b) the Cpf1 Agreement; “License” means any of the licenses set forth in the foregoing (a) or (b).

1.111. “Licensor Institution” and “Licensor Institutions” have the meanings set forth in the Preamble.

1.112. “Licensor Institution Confidential Information” has the meaning set forth in Section 11.1.1.

1.113. “Litigation Expenses” has the meaning set forth in Section 7.2.3.

1.114. “Livestock Applications” means (a) the modification or alteration of livestock, or of any products, cells or materials derived from livestock, or the use or provision of any processes, methods or services using livestock, or the use of any products, cells or materials derived from livestock, for the purposes of (i) affecting the fitness of such livestock, including affecting their ability to survive or reproduce, (ii) creating, expressing, transmitting, conferring, improving, or imparting a Trait of interest in such livestock, or (iii) bioproduction or bioprocessing, or (b) the use, production, alteration or modification of exotic animals, or of any products, cells, tissues or materials derived from exotic animals (including biomaterials derived from such exotic animals) in or for consumer goods or products. For the purposes of this definition, (A) “livestock” means (1) cattle, sheep, goats, buffalo, llamas, camels, swine, poultry and fowl (including egg-producing poultry and fowl), dogs, cats and equine animals, (2) animals used for food or in the production of food, (3) animals ordinarily raised or used on the farm or for home use, consumption, or profit, and (4) fish used for food, and (B) “exotic animals” means snakes, alligators, elephants, camels and other exotic animals but specifically excludes all rodents. Notwithstanding anything in this definition or elsewhere in this Agreement to the contrary, Livestock Applications does not include (i) the use of any animal or animal cell in preclinical research or (ii) the treatment of animal disease.

1.115. “Market Capitalization” means, in the event that the shares of Common Stock are Public Securities, with respect to a particular Trading Day, the closing price per share of Common Stock on such Trading Day multiplied by the number of shares of Common Stock outstanding as set forth on [**], in each case (a) and (b) [**] on or prior to such Trading Day. For the purpose of this definition, “Company” shall mean Company or any Affiliate of Company that issues Common Stock.

1.116. “Merger” means any merger or consolidation of Company with or into another Person where the pre-merger or pre-consolidation, as the case may be, stockholders of Company (or, in the event that there is a related tender offer for Company’s shares prior to the merger or consolidation by a Person or a Group that is a party to such merger or consolidation, the stockholders of Company immediately prior to the commencement of such related tender offer) do not own, immediately after such merger or consolidation, as the case may be, a majority of the total voting power represented by the outstanding voting securities of the surviving entity.

1.117. “Milestone Event” means any milestone event indicated in Section 4.5.1 or 4.5.2.

1.118. “Milestone Explanation” has the meaning set forth in Section 3.5.

1.119. “Milestone Payment” means any milestone payment indicated in Section 4.5.1 or 4.5.2 corresponding to any Milestone Event.

1.120. “Milestone Plan” has the meaning set forth in Section 3.5.

1.121. “MIT” has the meaning set forth in the Recitals.

1.122. “MIT/Broad Co-Owned Cas9-I Patent Rights” has the meaning set forth in the Recitals.

1.123. “Net Sales” means the gross amount billed or invoiced by or on behalf of Company, its Affiliates, Sublicensees and any Affiliates of such Sublicensees (in each case, the “Invoicing Entity”) or if not billed or invoiced the gross amount received by the Invoicing Entity, on sales, leases, uses or other transfers of Licensed Products or Enabled Products, less the following to the extent applicable with respect to such sales, leases or other transfers and not previously deducted from the gross invoice price: (a) customary trade, quantity or cash discounts to the extent actually allowed and taken; (b) amounts actually repaid or credited by reason of rejection, return or recall of any previously sold, leased or otherwise transferred Licensed Products or Enabled Products; (c) rebates granted or given; (d) allowances for non-collectible receivables; (e) customer freight charges that are paid by or on behalf of the Invoicing Entity; and (f) to the extent separately stated on purchase orders, invoices or other documents of sale, any sales, value added or similar taxes, custom duties or other similar governmental charges levied directly on the production, sale, transportation, delivery or use of a Licensed Product or Enabled Product that are paid by or on behalf of the Invoicing Entity, but not including any tax levied with respect to income; provided that:

(a) in no event shall the aggregate amount of all deductions made pursuant to clauses (d) and (e) above in any Calendar Quarter exceed [**] percent ([**]%) of Net Sales in such Calendar Quarter;

(b) Net Sales shall not include (a) sales or other transfers of any Licensed Product or Enabled Product used for clinical trials or other research, or (b) donations for charity or compassionate use for which an Invoicing Entity does not receive consideration;

(c) in any transfers of Licensed Products or Enabled Products between an Invoicing Entity and an Affiliate or Sublicensee of such Invoicing Entity not for the purpose of resale by such Affiliate or Sublicensee, Net Sales shall be equal to the fair market value of the Licensed Products or Enabled Products so transferred, assuming an arm’s length transaction made in the ordinary course of business;

(d) in the event that (i) an Invoicing Entity receives non-cash consideration for any Licensed Products or Enabled Products, (ii) an Invoicing Entity sells Licensed Products or Enabled Products in a transaction not at arm’s length with a non-Affiliate of an Invoicing Entity, or (iii) any Licensed Product or Enabled Product is sold by an Invoicing Entity at a discounted price that is substantially lower than the customary prices charged by such Invoicing Entity, Net Sales shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business, provided that, if a Licensed Product or Enabled Product is sold under circumstances in which the discounted price is the result of market forces and not a quid pro quo for value other than the monetary consideration charged in such sale of Licensed Product or Enabled Product, such discounted price shall be deemed to be a customary price;

(e) with respect to any provision hereof requiring a calculation of fair market value, assuming an arm’s length transaction made in the ordinary course of business, Invoicing Entity may use the average price of the relevant Licensed Product or Enabled Product sold for cash during the relevant period in the relevant country; and

(f) sales of Licensed Products or Enabled Products by an Invoicing Entity to its Affiliate or a Sublicensee for resale by such Affiliate or Sublicensee shall not be deemed Net Sales. Instead, Net Sales shall be determined based on the gross amount billed or invoiced by such Affiliate or Sublicensee upon resale of such Licensed Products or Enabled Products to any third party that is not an Affiliate or Sublicensee of the Invoicing Entity.

1.124. “Next Financing” has the meaning set forth in Section 1.74.

1.125. “Next Financing Shares” has the meaning set forth in Section 1.74.

1.126. “Other IP” has the meaning set forth in Section 7.2.

1.127. “Owner Institution” means each of the Cas9-I Institutions and Cas9-II Institutions individually, and “Owner Institutions” means the Cas9-I Institutions and the Cas9-II Institutions, collectively.

1.128. “Party” and “Parties” have the meaning set forth in the Preamble.

1.129. “Patent Challenge” means any direct, or indirect through the actions of another acting on Company’s, its Affiliate’s, or a Sublicensee’s behalf or upon its or their instruction, dispute or challenge, or any knowing, willful, or reckless assistance in the dispute or challenge, of the validity, patentability, scope, priority, construction, non-infringement, inventorship, ownership or enforceability of any Patent Right or any claim thereof, or opposition or assistance in the opposition of the grant of any letters patent within the Patent Rights, in any legal or administrative proceedings, including in a court of law, before the United States Patent and Trademark Office or other agency or tribunal in any jurisdiction, or in arbitration including, without limitation, by reexamination, inter partes review, opposition, interference, post-grant review, nullity proceeding, preissuance submission, third party submission, derivation proceeding or declaratory judgment action. For clarity, a Patent Challenge shall not include (1) arguments made by Company that (a) distinguish the inventions claimed in patents or patent applications owned or controlled by Company (“Company Patents”) from those claimed in the Patent Rights but (b) do not disparage the Patent Rights or challenge the validity, scope, or enforceability of the Patent Rights’ claims under applicable patent laws, regulations or administrative rules, in each case (i) in the ordinary course of ex parte prosecution of the Company Patents or (ii) in inter partes proceedings before the United States Patent and Trademark Office or other agency or tribunal in any jurisdiction (excluding interferences or derivation proceedings), or in arbitration, wherein the Company Patents have been challenged; (2) arguments or assertions as to whether the Patent Rights Cover a given product, to the extent arising in a Suit brought by the Licensor Institutions; (3) Company payments of patent costs to another licensor or assignor of Company Patents as required by the agreement under which Company obtained rights to such patent rights, even if the licensor or assignor is engaging in behavior or presenting arguments that would themselves be considered a Patent Challenge if done by Company; or (4) Company being named as an essential party, real party in interest or other status similar to either of the foregoing, in an interference between Patent Rights and Company Patents or other adversarial proceeding similar to an interference.

1.130. “Patent Rights” means the Cas9-I Patent Rights and the Cas9-II Patent Rights.

1.131. “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.132. “Phase I Clinical Study” means, as to a specific Licensed Product, a study of such product in humans designed to satisfy the requirements of 21 C.F.R. § 312.21(a), as amended from time to time, or the corresponding regulation in jurisdictions other than the United States.

1.133. “Phase II Clinical Study” means (a) a preliminary efficacy and safety human clinical study in any country conducted to evaluate a drug for a particular indication or indications in patients with the disease or condition under study, where at least one of the primary endpoints of such study is an efficacy endpoint, or (b) any human clinical study that satisfies the requirements of 21 C.F.R. § 312.21(b) in the United States.

1.134. “Phase III Clinical Study” means (a) a human clinical study in any country, whether controlled or uncontrolled, that is performed to obtain Regulatory Approval of a drug after preliminary evidence suggesting effectiveness of the drug under evaluation has been obtained, and intended to confirm with statistical significance the efficacy and safety of a drug, to evaluate the overall benefit-risk relationship of the drug and to provide an adequate basis for physician labeling, or (b) a human clinical study that satisfies the requirements of 21 C.F.R. § 312.21(c) in the United States.

1.135. “Post-Money Valuation” has the meaning set forth in Section 1.74.

1.136. “Principal Trading Market” means the Trading Market on which the Common Stock is primarily listed on and quoted for trading.

1.137. “Prosecution” means the preparation, filing, prosecution, issuance and maintenance of the Patent Rights, including continuations, continuations-in-part, divisionals, extensions, reexaminations, inter partes review, reissues, supplemental examination, appeals, interferences, derivation proceedings, oppositions, all other proceedings before the United States Patent and Trademark Office (including the Patent Trial and Appeal Board) and foreign patent offices, and any judicial or other appeals of the foregoing. Cognates of the word “Prosecution” have their correlative meanings.

1.138. “Public Securities” means securities that are listed on a national securities exchange registered under the Exchange Act or if not listed on a national securities exchange registered under the Exchange Act, quoted on NASDAQ, OTCQB or other similar quotation system.

1.139. “Record Retention Period” has the meaning set forth in Section 5.3.

1.140. “Regulatory Approval” means, with respect to a particular product or service, receipt of all regulatory clearances or approvals (which in the case of the E.U. may be through the centralized procedure) required in the jurisdiction in question for the sale of the applicable product or service in such jurisdiction, including receipt of pricing approval, if any, legally required for such sale.

1.141. “Regulatory Authority” means any applicable government regulatory authority involved in granting clearances or approvals for the manufacturing and marketing of a Licensed Product or Enabled Product, including, in the United States, the FDA.

1.142. “Replacement Product” has the meaning set forth in Section 4.5.6.

1.143. “Resale Registration Statement” means a registration statement on Form S-1 or Form S-3 filed by Company with the Securities and Exchange Commission under the Securities Act covering the resale by a Licensor Institution of Success Payment Shares.

1.144. “Reviewed Patent Rights” means, subject to Section 6.2, the Cas9-I Patent Rights and Cas9-II Group A Patent Rights within and with respect to the specific patent families identified in Exhibit 1.144 (where each patent family is listed under a distinct “Broad Reference” or “Harvard Reference” number in Exhibit 1.144).

1.145. “Rockefeller” has the meaning set forth in the Recitals.

1.146. “Royalties” has the meaning set forth in Section 4.6.1.

1.147. “Royalty Term” means, on a country-by-country and product-by-product basis, the period commencing on the Effective Date and ending on the later of: (a) the expiration of the last Valid Claim within the Patent Rights Covering the Licensed Product or (b) the tenth (10th) anniversary of the date of the First Commercial Sale of the Licensed Product or Enabled Product; provided that, for any Enabled Product that was a Licensed Product, the date of the First Commercial Sale in clause (b) shall be deemed to be the earlier of (i) the date of First Commercial Sale of the Enabled Product that was a Licensed Product, and (ii) the date of the First Commercial Sale of the Licensed Product that became such Enabled Product.

1.148. “Schedule 1 Product” means a Licensed Product or an Enabled Product, in each case for the prevention or treatment of human disease for which the prevalence is fewer than [**] patients in the U.S., or which the Licensor Institutions and Company otherwise agree in writing shall be considered a Schedule 1 Product based on their review and assessment of the available information.

1.149. “Schedule 2 Product” means a Licensed Product or an Enabled Product, in each case for the prevention or treatment of human disease for which the prevalence is [**] patients or greater in the U.S.

1.150. “Section 409A” means Section 409A of the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

1.151. “Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.152. “Shares” has the meaning set forth in Section 4.4.1.

1.153. “Single Schedule 1 Product” means all Schedule 1 Products that contain the same active ingredient and no other active ingredient, or contain the same combination of active ingredients and no other active ingredient, without regard to formulation or dosage.

1.154. “Single Schedule 2 Product” means all Schedule 2 Products that contain the same active ingredient and no other active ingredient, or contain the same combination of active ingredients and no other active ingredient, without regard to formulation or dosage.

1.155. “Skipped Milestone” has the meaning set forth in Section 4.5.1.

1.156. “Stock Issuance Agreement” means the Stock Issuance Agreement set forth in Exhibit 4.4.1.

1.157. “Sublicense” means an agreement (other than an assignment of this Agreement in compliance with Section 11.14) in which Company, an Affiliate of Company or a Sublicensee (a) grants or otherwise transfers any of the rights licensed to Company hereunder or rights relating to Licensed Products or Enabled Products, (b) agrees not to assert such rights or to sue, prevent or seek a legal remedy for the practice of same, or (c) is under an obligation to grant, assign or transfer any such rights or non-assertion, or to forbear from granting or transferring such rights, to any other Person, including by means of an option. Agreements expressly considered Sublicenses include (i) licenses, option agreements, “lock up” agreements, right of first refusal agreements, non-assertion agreements, covenants not to sue, distribution agreements that grant or otherwise transfer any rights licensed to Company hereunder, or similar agreements, and (ii) agreements that grant or otherwise transfer rights licensed to Company under this Agreement along with rights owned by the Company, an Affiliate of Company or a Sublicensee or granted to the Company, an Affiliate of Company or a Sublicensee by a Third Party, but excluded from this definition of “Sublicense” is any assignment of this Agreement in compliance with Section 11.14. For the avoidance of doubt, if a Sublicense is entered into pursuant to an option or similar agreement that is also a Sublicense, then the date of execution of the Sublicense shall be the execution date of the option or similar agreement, not the date of the exercise of the option or similar agreement.

1.158. “Sublicense Income” means consideration in any form that Company or an Affiliate receives from a Sublicensee (or is entitled to receive, whether or not offset against amounts payable to a Sublicensee under the Sublicense). Sublicense Income shall include any license fee, license maintenance fee, minimum royalty payment in excess of earned royalties, option fee, lump sum payment, equity securities received by Company or an Affiliate in connection with a Sublicense, distribution, joint marketing fee, milestone payments and other payments. In the event Company or an Affiliate receives non-monetary consideration in connection with a Sublicense, Sublicense Income shall be calculated based on the fair market value of such consideration at the time of the transaction assuming an arm’s length transaction made in the ordinary course of business.

Sublicense Income specifically excludes the following:

(a) running royalties on Net Sales;

(b) payments made by a Sublicensee as consideration for the issuance of equity or debt securities of, or other investment in, Company or an Affiliate at fair market value, provided that if a Sublicensee pays more than fair market value (such fair market value being determined by reference to the price paid by a non-Sublicensee Third Party for the equivalent Company security or by a reasonable methodology where such non-Sublicensee Third Party price is not available) for equity or debt securities or other investment in Company or an Affiliate, then the portion in excess of fair market value shall be considered Sublicense Income;

(c) reimbursement for patent expenses (including prosecution and enforcement expenses) at the Company’s or its Affiliate’s out-of-pocket cost;

(d) payments to Company or an Affiliate by a Sublicensee under a Sublicense for the purpose of funding the costs of bona fide research and development of Licensed Products or Enabled Products by the Company or its Affiliates to be conducted on or following the Effective Date of this Agreement and the effective date of such Sublicense, to the extent such amounts are stipulated in the Sublicense to be allocated specifically to reimburse such costs under the Sublicense, as indicated by inclusion as specific line items in the Sublicense; provided that, to the extent such costs are not actually incurred by Company or its Affiliates, as evidenced by written documentation of the accounts of Company or its Affiliates, during such definitive periods, such amounts shall be deemed Sublicense Income; and

(e) payments made by a Sublicensee to Company or an Affiliate solely to the extent such amounts are allocated specifically in the Sublicense as consideration for a Company Sale or for an option or warrant for a Company Sale at a later date.

1.159. “Sublicensee” means any Third Party of Company to which Company or its Affiliate (or a direct or indirect Sublicensee of Company or its Affiliate) has granted a Sublicense.

1.160. “Success Payment” has the meaning set forth in Section 4.10.1.2.

1.161. “Success Payment Shares” has the meaning set forth in Section 4.10.3.

1.162. “Suit” has the meaning set forth in Section 11.8.

1.163. “Suspension” has the meaning set forth in Section 4.10.3.3.

1.164. “TALE Patent Rights” means the Cas9-I Patent Rights identified on Exhibit 1.25 as TALE Patent Rights.

1.165. “TALE Technology” means a Transcription Activator-Like Effector (TALE) protein DNA binding domain that preferentially binds a specified DNA sequence, and which may also be linked to an effector moiety.

1.166. “Targets” means the targets set forth in Exhibit 1.166.

1.167. “Temporary Extension” has the meaning set forth in Section 10.3.1.2.

1.168. “Term” means the term of this Agreement as set forth in Section 10.1.

1.169. “Third Party” means any Person that is not (a) an Owner Institution, (b) Company or (c) an Affiliate of Company.

1.170. “Third Party Proposal” has the meaning set forth in Section 3.2.1.

1.171. “Third Party Proposed Category” has the meaning set forth in Section 3.2.1.

1.172. “Third Party Proposed Target” has the meaning set forth in Section 3.2.1.

1.173. “Total Financing Amount” has the meaning set forth in Section 4.4.2.

1.174. “Trading Day” means (i) a day on which the Common Stock is listed or quoted and traded on its Principal Trading Market (other than the OTC Bulletin Board), or (ii) if the Common Stock is not listed on a Trading Market (other than the OTC Bulletin Board), a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported in the “pink sheets” by Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices). In the event that Common Stock are not Public Securities, Trading Day shall mean a business day in Cambridge, Massachusetts.

1.175. “Trading Market” means whichever of the New York Stock Exchange, the NYSE Amex Equities (formerly the American Stock Exchange), the NASDAQ Global Select Market, the NASDAQ Global Market, the NASDAQ Capital Market or the OTC Bulletin Board on which the Common Stock is listed or quoted for trading on the date in question.

1.176. “Trailing Acquisition Value” means with respect to a Company Sale, the amount equal to [**] after the Company Sale Date, with such amount grossed up [**], including without limitation [**].

1.177. “Trailing Value Receipt Date” means the date of receipt by Company or its stockholders of Trailing Acquisition Value.

1.178. “Trait” means any biochemical, physiological, physical or other attribute or phenotype of a cell, plant or plant component, or animal or animal component.

1.179. “Trigger Date” means [**].

1.180. “Trigger Date Value Trigger” has the meaning set forth in Section 1.179.

1.181. “Upfront Acquisition Value” means, with respect to a Company Sale, the amount equal to [**] in a Company Sale, with such amount grossed up [**]. Any portion of such consideration that is held back or placed into escrow as security for potential indemnification or other claims in connection with such Company Sale shall be [**] the Upfront Acquisition Value, but shall be [**] the Trailing Acquisition Value if, when and to the extent such consideration is released to Company or its stockholders.

1.182. “Valid Claim” means: (a) a claim of an issued and unexpired patent within the Patent Rights that has not been (i) held permanently revoked, unenforceable, unpatentable or invalid by a decision of a court or governmental body of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) disclaimed or rendered unenforceable through disclaimer or otherwise, or (iii) abandoned, or (b) a pending claim of a pending patent application within the Patent Rights, which claim has not been pending for more than [**] from the first substantive office action with respect to the pending claim and has not been abandoned or finally rejected without the possibility of appeal or refiling or without such appeal having been taken or refiling having been made within the applicable time periods. Notwithstanding the foregoing, (i) the [**] pendency period set forth in clause (b) above shall only apply if, after [**] of prosecution on the merits of a given application, Company notifies the Licensor Institutions in writing that it does not believe that Licensor Institutions should continue to prosecute such application and the Licensor Institutions continue to do so at their discretion, and (ii) if the prosecution of a given application is interrupted and/or delayed (A) by a patent office or (B) due to a Patent Challenge or a patent office proceeding such as an interference, appeal or opposition, then in each case (A) and (B) the pendency of such Patent Challenge or proceeding(s) shall not be included in the [**] time period set forth above. The invalidity of a particular claim in one or more countries shall not invalidate such claim in any remaining countries. For the avoidance of doubt, a pending claim of a patent application filed pursuant to the Patent Cooperation Treaty shall be considered pending in all designated jurisdictions.

1.183. “Valuation Analysis” means, with respect to an entity, a valuation analysis of such entity conducted by an independent valuation expert for purposes of compliance with Section 409A and approved by the Board of Directors (or equivalent body) of such entity in good faith.

1.184. “Value Trigger” means each amount shown in the column labeled “Value Trigger” in Section 4.10.1.2.

2. LICENSE.

2.1 License Grants.

2.1.1 License Grant in the Field. Subject to Section 2.2 and the other terms and conditions of this Agreement, including the restrictions set forth in Section 2.8, each Licensor Institution hereby grants to Company, with respect to the Targets, a worldwide, royalty-bearing license, sublicensable solely in accordance with Section 2.5 below, under the (A) Cas9-I Institutions’ interests in the Cas9-I Patent Rights solely to make, have made, use, have used, sell, offer for sale, have sold, export and import those Cas9 Licensed Products, the making, using, selling, offering for sale, exporting or importing of which is Covered by at least one Valid Claim of the Cas9-I Patent Rights, (B) in the case of Broad, the Cas9-II Institutions’ interests in the Cas9-II Group A Patent Rights solely to make, have made, use, have used, sell, offer for sale, have sold, export and import those Cas9 Licensed Products, the making, using, selling, offering for sale, exporting or importing of which is Covered by at least one Valid Claim of the Cas9-II Group A Patent Rights, and (C) in the case of Broad, the Cas9-II Institutions’ interests in the Cas9-II Group B Patent Rights solely to make, have made, use, have used, sell, offer for sale, have sold, export and import those Cas9 Licensed Products and Cas9-II Group B Licensed Products, the making, using, selling, offering for sale, exporting or importing of which is Covered by at least one Valid Claim of the Cas9-II Group B Patent Rights, in each case ((A), (B) and (C)) solely for use in the Field, except that (a) the licenses granted under this Section 2.1.1 exclude (i) the field of modifying animals or animal cells for the creation, making, having made, use, sale, offer for sale, having sold, exportation and importation of organs suitable for xenotransplantation into humans and (ii) research and development, and commercialization and other use or exploitation, of products or services in the field of Livestock Applications; and (b) the licenses granted under this Section 2.1.1 exclude (x) human germline modification, including intentionally modifying the DNA of human embryos or human reproductive cells, and (y) the stimulation of biased inheritance of particular genes or traits within a population of plants or animals. The licenses granted under this Section 2.1.1 will be (aa) co-exclusive (with Editas, or its successor or assign, or another Person (the identity of which other Person Broad will use good faith efforts to disclose to Company), who in each of the foregoing cases, for the avoidance of doubt, has the right to sublicense), with respect to the license under the Cas9-I Institutions’ interests in the Cas9-I Patent Rights and the Cas9-II Institutions’ interests in the Cas9-II Group A Patent Rights, and (bb) non-exclusive with respect to the license under the Cas9-II Institutions’ interests in the Cas9-II Group B Patent Rights.

2.1.2 Non-Exclusive License Grant. Subject to Section 2.2 and the other terms and conditions of this Agreement, including the restrictions set forth in Section 2.8, each Licensor Institution hereby grants to Company a non-exclusive, worldwide, royalty-bearing license, sublicensable solely in accordance with Section 2.5 below, under the Cas9-I Institutions’ interests in the Cas9-I Patent Rights and, in the case of Broad, the Cas9-II Institutions’ interests in the Cas9-II Patent Rights (a) for Internal Research Purposes, (b) for research, development and commercialization of products (including Enabled Products) for the prevention or treatment of human disease outside of the Editas Cas9-I Exclusive Field (in the case of the Cas9-I Institutions’ interests in the Cas9-I Patent Rights) and outside of the Editas Cas9-II Exclusive Field (in the case of the Cas9-II Institutions’ interests in the Cas9-II Patent Rights), respectively, and (c) with respect to the Targets, to make, have made, use, have used, sell, offer for sale, have sold, export and import Enabled Products for use within the Field; provided, however, that notwithstanding the foregoing, (x) the license granted under this Section 2.1.2 excludes (i) human germline modification, including intentionally modifying the DNA of human embryos or human reproductive cells, (ii) the stimulation of biased inheritance of particular genes or traits within a population of plants or animals, (iii) Ag Products, and (iv) any products, including without limitation any Ag Product or any product in the field of Livestock Applications, that provide nutritional benefits, unless such products (aa) are regulated by a Regulatory Authority as a drug or biologic pursuant to Section 505 of the United States Federal Food, Drug, and Cosmetic Act of 1938, as amended, Section 351 of the United States Public Health Service Act of 1944, as amended, or any successor laws, or equivalent laws or regulations in jurisdictions outside the United States and (bb) are otherwise included in the definition of Field, and (y) the license granted by Harvard under the Church IP excludes (A) the field of modifying animals or animal cells for the creation, making, having made, use, sale, offer for sale, having sold, exportation and importation of organs suitable for xenotransplantation into humans and (B) research and development, and commercialization and other use or exploitation of products or services, in the field of Livestock Applications.

2.2 Reservation of Rights. Notwithstanding anything herein to the contrary:

2.2.1 Government and Non-Profit Rights. Notwithstanding anything to the contrary herein, any and all licenses and other rights granted under this Agreement are limited by and subject to (a) any rights or obligations of the Owner Institutions and United States government under 35 U.S.C. §§ 200-212 and 37 CFR Part 401 et seq.; any right granted in this Agreement greater than that permitted under 35 U.S.C. §§ 200-212 and 37 CFR Part 401 et seq. shall be subject to modification as may be required to conform to the provisions of those statutes and regulations, and (b) the Owner Institutions’ reservation of the right, for each of the Owner Institutions and other academic, government and non-profit entities, to make, use and practice the Patent Rights for research, teaching, or educational purposes. Further, Company acknowledges that it has been informed that certain of the Cas9-I Patent Rights were developed, at least in part, by employees of HHMI and that HHMI has a fully paid-up, non-exclusive, irrevocable, worldwide license to exercise any intellectual property rights with respect to such Cas9-I Patent Rights for research purposes, with the right to sublicense to non-profit and governmental entities (the “HHMI License”). For the avoidance of doubt, the HHMI License includes, but is not limited to, (i) the right to make, use, perform and practice the subject matter described in such Cas9-I Patent Rights for research, teaching, educational and scholarly purposes (including, but not limited to, the right to enter into projects permitted under 15 U.S.C. 3710a (the CRADA statute) or other sponsored research projects or collaborations whether or not such collaborations are formal or informal), in all fields in all territories at any time without restriction; and (ii) the right to research, develop, make, have made, use, distribute, import or otherwise practice such Cas9-I Patent Rights and applicable Cas9 Licensed Products as research products or research tools, or for research purposes in the Field. Any and all licenses and other rights granted under this Agreement are explicitly made subject to the HHMI License.

2.2.2 Research Reservation. Notwithstanding anything to the contrary herein, in addition to the reservation of rights under Section 2.2.1, the co-exclusive license granted to Company in the Field under Section 2.1.1 of this Agreement is subject to:

2.2.2.1 The Owner Institutions’ reservation of the right, for each of them and for other not-for-profit research organizations and government agencies, to make, use, perform and practice the subject matter described in the Patent Rights for research, teaching, educational and scholarly purposes (including, but not limited to, the right to enter into projects permitted under 15 U.S.C. 3710a (the CRADA statute) or other sponsored research projects or collaborations whether or not such collaborations are formal or informal), in all fields in all territories at any time without restriction. For clarity, sponsored research funded by a commercial entity shall be considered research for purposes of this Section 2.2.2 and the HHMI License.

2.2.2.2 The Owner Institutions’ reservation of the right, for each of them and for any Third Party (including non-profit and for-profit entities), to research, develop, make, have made, use, offer for sale, sell, have sold, import or otherwise exploit the Patent Rights and Licensed Products as research products or research tools, or for research purposes in the Field. Without otherwise limiting or expanding the foregoing, for the purposes of this Section 2.2.2.2, “research purposes” shall not be interpreted to include the administration of a Licensed Product into any human.

2.3 Affiliates. The licenses granted to Company under Section 2.1 include the right to have some or all of Company’s rights or obligations under this Agreement exercised or performed by one or more of Company’s Affiliates on Company’s behalf; provided, however, that:

2.3.1 Company shall notify the Licensor Institutions in writing [**] in advance of any Affiliate exercising or performing any of Company’s rights or obligations under this Agreement;

2.3.2 prior to any Affiliate exercising or performing any of Company’s rights or obligations under this Agreement, such Affiliate shall agree in writing with Company to be bound by the terms and conditions of this Agreement as if it were Company hereunder, including specific written agreement (a) to indemnify, defend and hold Indemnitees and HHMI Indemnitees harmless, and carry insurance, under the same terms as Article 9 of this Agreement, and (b) that the Owner Institutions and HHMI are express third party beneficiaries of such writing;

2.3.3 no such Affiliate shall be entitled to grant, directly or indirectly, to any Person any right of whatever nature under, or with respect to, or permitting any use or exploitation of, any of the Patent Rights, including any right to develop, manufacture, market or sell Licensed Products (a) if doing so would result in a Sublicense of Company’s rights through more than [**] tiers (including the grant of rights from Company to the applicable Affiliate) and (b) unless such grant of rights is a Sublicense and includes all applicable restrictions and conditions on the granting of Sublicenses as set forth herein;

2.3.4 any act or omission by an Affiliate of Company shall be deemed an act or omission by Company hereunder, and Company shall be responsible for each of its Affiliates complying with all obligations of Company under this Agreement (including without limitation all restrictions placed on Company herein); and

2.3.5 any assumption of rights or obligations by Affiliates of Company under this Agreement shall not relieve Company of any of its obligations under this Agreement.

2.4 Right to Subcontract. If Company desires to exercise any of the rights or obligations that Company may have under this Agreement by subcontracting the exercise or performance of all or any portion of such rights and obligations on Company’s behalf, Company shall be entitled to do so, provided that (a) such contract service providers obtain no rights in or to the Patent Rights except for the limited purpose of performing the applicable contracted services on behalf of the Company, (b) any subcontract granted or entered into by Company as contemplated by this Section 2.4 of the exercise or performance of all or any portion of the rights or obligations that Company may have under this Agreement shall not relieve Company from any of its obligations under this Agreement, (c) any act or omission by a subcontractor of Company shall be deemed an act or omission by Company hereunder, and (d) Company shall be responsible for each of its subcontractors complying with all obligations of Company under this Agreement (including without limitation all restrictions placed on Company herein); provided that any subcontract or other agreement that, in whole or in part, grants or otherwise transfers any of the rights licensed to Company hereunder, or otherwise falls under the definition of a Sublicense, shall be deemed a Sublicense and not a subcontract hereunder and shall be subject to all restrictions and requirements applicable to Sublicenses under this Agreement.

2.5 Sublicenses.

2.5.1 Sublicense Rights. Company shall be entitled to sublicense (through up to [**] tiers) the rights granted to it under Section 2.1 hereof to Third Parties solely within the Field and subject to the terms of this Section 2.5, provided that Company and its Sublicensees may only sublicense their rights under Section 2.1.2 together with a sublicense of their rights under Section 2.1.1.

2.5.2 Sublicense Agreements. Company shall ensure that any Sublicense shall be on terms and conditions in compliance with, and not inconsistent with, the terms of this Agreement. Notwithstanding any Sublicense, Company shall remain primarily liable to the Licensor Institutions for all of Company’s duties and obligations contained in this Agreement, and any act or omission of a Sublicensee which would be a breach of this Agreement if performed by Company shall be deemed to be a breach by Company of this Agreement. Any Sublicenses granted by Company may include the right to grant and authorize further Sublicenses (including to Affiliates of the Sublicensee), in each case subject to all applicable restrictions and conditions on the granting of Sublicenses herein. Subject to the provisions of Section 10.3.1.2 hereof, all Sublicenses shall automatically terminate effective upon termination of this Agreement unless otherwise agreed in writing by the Licensor Institutions or as provided in Section 10.3.1.2. Company shall furnish the Licensor Institutions with a fully-executed, unredacted copy of any Sublicense agreement, promptly upon execution of such Sublicense; provided that Company may redact from such copy (a) the identity of a Target selected for research, development or commercialization under the Sublicense and (b) other proprietary non-public technical information of Company or the applicable Sublicensee. Notwithstanding the foregoing, Company shall not redact any information reasonably necessary for the Licensor Institutions to evaluate and confirm compliance of such Sublicense with the terms and conditions of this Agreement. The Licensor Institutions shall use such copies solely for the purpose of monitoring Company’s and its Sublicensees’ compliance with their obligations, and enforcing the Licensor Institutions’ rights, under this Agreement. Any Sublicense shall require a written agreement, which shall be subject and subordinate to the terms and conditions of this Agreement, and shall contain, among other things, the following:

2.5.2.1 all provisions necessary to ensure Company’s ability to perform its obligations under this Agreement;

2.5.2.2 a section requiring Sublicensee to indemnify, defend and hold Indemnitees and HHMI Indemnitees harmless, and carry insurance, under the same terms set forth in Article 9 of this Agreement;

2.5.2.3 a statement that the Licensor Institutions are intended third party beneficiaries of such Sublicense for the purpose of enforcing all patent challenge, indemnification, and insurance provisions of such Sublicense and enforcing the right to terminate such Sublicense for breach of the patent challenge, indemnification and insurance provisions of such Sublicense; and a statement that HHMI and each other Owner Institution are intended third party beneficiaries of such Sublicense for the purpose of enforcing HHMI and such Owner Institution’s respective rights, including indemnification and insurance provisions, under this Agreement;

2.5.2.4 a provision stating that in the event Sublicensee directly or indirectly brings, assumes, or participates in, or knowingly, willfully or recklessly assists in bringing, a Patent Challenge then Company shall be entitled to terminate the Sublicense;

2.5.2.5 a provision specifying that, in the event of termination of the licenses set forth in Sections 2.1 in whole or in part (e.g., as to one license or the other, or termination in a particular country), any existing Sublicense agreement shall terminate to the same extent of such terminated license, subject to Sublicensee’s right to receive a Direct License from the Licensor Institutions in accordance with Section 10.3.1.2 hereof;

2.5.2.6 a provision prohibiting the Sublicensee from sublicensing its rights under such Sublicense agreement (a) if doing do would result in a Sublicense of Company’s rights through more than [**] tiers and (b) unless such further sublicense includes all applicable restrictions and conditions on the granting of Sublicenses as set forth herein;

2.5.2.7 a provision requiring Sublicensee to comply with Section 8.1 (Compliance with Law) and Section 11.2 (Use of Name) of this Agreement; and

2.5.2.8 a provision prohibiting the Sublicensee from assigning the Sublicense agreement without the prior written consent of the Licensor Institutions, except that Sublicensee may assign the Sublicense agreement without such prior written consent to the same extent Company may assign this Agreement under Section 11.14.

2.6 U.S. Manufacturing. Company agrees that any Licensed Products used or sold in the United States that are subject to 35 U.S.C. §§ 201-211 and the regulations promulgated thereunder, as amended, or any successor statutes or regulations shall, to the extent required by law, be manufactured substantially in the United States.

2.7 No Other Grant of Rights. Except as expressly provided herein, nothing in this Agreement shall be construed to confer any ownership interest, license or other rights upon Company or its Affiliates or Sublicensees by implication, estoppel or otherwise as to any technology, intellectual property rights, products or biological materials of the Licensor Institutions or MIT, or any other entity, regardless of whether such technology, intellectual property rights, products or biological materials are dominant, subordinate or otherwise related to any Patent Rights.

2.8 Additional Limitations on Exercise of License Rights.

2.8.1 Germline Modification. Company will not use the Patent Rights for human germline modification, including intentionally modifying the DNA of human embryos or human reproductive cells.

2.8.2 Gene-Drive Applications. Company will not use the Patent Rights for the stimulation of biased inheritance of particular genes or traits within a population of plants or animals.

2.8.3 General Restriction. Without limiting the foregoing Sections 2.8.1 and 2.8.2, Company will not use the Patent Rights except in accordance with the terms of the licenses granted under Section 2.1.

3. DEVELOPMENT AND COMMERCIALIZATION.

3.1 Diligence; Development Milestones. Company shall use commercially reasonable efforts or shall cause at least one of its Affiliates or Sublicensees to use commercially reasonable efforts: (a) to research and develop Cas9 Licensed Products within the Field; (b) to introduce Cas9 Licensed Products within the Field into the commercial market; and (c) to market Cas9 Licensed Products within the Field following such introduction into the market and make such Cas9 Licensed Products reasonably available to the public. In addition, Company, by itself or through any of its Affiliates or Sublicensees, shall achieve each of the Development Milestones specified in Exhibit 3.1 within the corresponding time period specified in Exhibit 3.1.

3.2 Inclusive Innovation Model.

3.2.1 If at any time after the second anniversary of the Effective Date a Third Party makes a bona fide proposal (a “Third Party Proposal”) to the Licensor Institutions for developing (a) a product within the Field, but outside the Cardiovascular Disease Field, with respect to a specific Target (which specific Target, the “Third Party Proposed Target”) or (b) a product within the Field, but outside the Cardiovascular Disease Field, and within a specific Cas9 Patent Rights Category (the “Third Party Proposed Category”) that, in each case, may require or for which a license under any of the Patent Rights for which Company’s license hereunder is co-exclusive is desired, then in each case ((a) or (b)), if the Licensor Institutions are interested in having such product developed and commercialized, the Licensor Institutions may notify Company of the Third Party Proposal, and shall include in such notification information regarding the Third Party Proposal, including the Third Party Proposed Target or Third Party Proposed Category, as applicable, specified in such Third Party Proposal and, to the extent permitted by such Third Party, the identity of the Third Party that provided the Third Party Proposal (which identity shall be deemed to be Licensor Institution Confidential Information). Within [**] after the receipt of such notification from the Licensor Institutions, Company shall notify the Licensor Institutions regarding whether it or any of its Affiliate or Sublicensees is (or is interested in) developing Cas9 Licensed Products in the Field with respect to the Third Party Proposed Target specified in the Third Party Proposal or within the Third Party Proposed Category specified in the Third Party Proposal, as applicable (the “Company Notification”).

3.2.2 If Company notifies the Licensor Institutions within such [**] period that it or any of its Affiliates or Sublicensees is currently developing or is interested in developing Cas9 Licensed Products in the Field with respect to the Third Party Proposed Target specified in the Third Party Proposal or within the Third Party Proposed Category specified in the Third Party Proposal, as applicable, the Parties will negotiate in good faith and agree, during the [**] following the Company Notification (or such longer time as will be agreed to by the Parties in writing), upon a development plan with respect to the development and commercialization of such Third Party Proposed Target or Third Party Proposed Category, as applicable, which development plan will be similar to the Development Plan with respect to other Licensed Products developed by Company, subject to necessary adjustments, and will include reasonable milestones. If the Parties agree on such development plan and milestones within such [**] period, Company shall maintain its co-exclusive license(s) hereunder with respect to such Third Party Proposed Target or Third Party Proposed Category, as applicable, but shall be obligated (a) to use commercially reasonable efforts to develop and commercialize at least one Cas9 Licensed Product in the Field with respect to such Third Party Proposed Target or Third Party Proposed Category, as applicable, in accordance with such new development plan and (b) to meet the milestones in such development plan with at least one such Cas9 Licensed Product. For the avoidance of doubt, Company’s development plan for the Third Party Proposed Target or Third Party Proposed Category may be for development and commercialization within or outside the Cardiovascular Disease Field.

3.2.3 If (a) Company fails to send the Company Notification to the Licensor Institutions under Section 3.2.2 within [**] following its receipt of a notice from the Licensor Institutions regarding a Third Party Proposal, (b) the Parties do not agree on a development plan and milestones that are acceptable to the Licensor Institutions, in their reasonable judgment, within the time period set forth in Section 3.2.2, or (c) the Parties agree on such a development plan and milestones within such time period, but Company thereafter fails to comply in any material respect with such mutually agreed development and commercialization obligations, and fails to cure such noncompliance after notice from the Licensor Institutions within the time periods specified in Section 3.5 (applied mutatis mutandis), then in each case ((a)-(c)), (y) the Licensor Institutions will be free to terminate Company’s rights under Section 2.1 with respect to the Third Party Proposed Target or Third Party Proposed Category, as applicable, specified in the applicable Third Party Proposal, and (z) the Licensor Institutions will be free to grant to Third Parties licenses within the Field (i) under the Patent Rights that are exclusively or co-exclusively licensed to Company with respect to the Third Party Proposed Target or (ii) under the Patent Rights that are exclusively or co-exclusively licensed to Company within the Third Party Proposed Category, as applicable, provided that such Third Party licenses do not grant rights to commercialize products intended for use in the Cardiovascular Disease Field.

3.2.4 If Company states in the Company Notification that it and its Affiliates and Sublicensees are not (and are not interested in) developing Cas9 Licensed Products with respect to the Third Party Proposed Target specified in the Third Party Proposal or within the Third Party Proposed Category specified in the Third Party Proposal, as applicable, but that it wishes to grant a Sublicense to such Third Party with respect to the Third Party Proposed Target or the Third Party Proposed Category, as applicable, then (a) Broad will use good faith efforts to promptly disclose to Company, to the extent permitted by such Third Party, the identity of the Third Party that provided the Third Party Proposal (which identity shall be deemed to be Licensor Institution Confidential Information) and (b) Company will have [**] (or such longer time as will be agreed to by the Parties in writing) to negotiate and enter into such a Sublicense agreement with such Third Party in the Field; provided, however, that if Company demonstrates that it and such Third Party have entered into a term sheet with respect to such a Sublicense agreement during such [**], Company will be entitled to extend the period for the execution of a binding Sublicense agreement by an additional [**] (or such longer time as will be agreed to by the Parties in writing).

3.2.5 If Company fails to enter into such a Sublicense agreement within such [**] period or such [**] period (or such longer time as will be agreed to by the Parties in writing), as applicable, Company shall promptly (but in any event within [**] of the end of such period) provide the Licensor Institutions in writing an explanation for such failure along with the proposed terms last offered by Company to the prospective Sublicensee. If the Licensor Institutions determine in their good faith judgment that the terms last offered by Company to such Third Party were commercially reasonable, the Licensor Institutions shall notify Company of such determination. Alternatively, if the Licensor Institutions determine in their good faith judgment that the terms last offered by Company to such Third Party were not commercially reasonable, the Licensor Institutions shall notify Company of such determination, including Licensor Institutions’ reasoning therefor. In either case, the Licensor Institutions shall provide Company with an additional [**] to enter into a Sublicense with such Third Party. If Company reasonably believes that its entry into a Sublicense agreement with such Third Party on commercially reasonable terms would require Company to make payments under this Agreement with respect to such Sublicense agreement in excess of the payments that Company would receive under such Sublicense agreement, then (a) Company shall promptly notify the Licensor Institutions thereof, and (b) the Parties shall promptly discuss in good faith potential solutions to address such outcome. In any event, if Company fails to enter into an agreement with such Third Party within such additional [**] period, then (y) the Licensor Institutions will be free to terminate Company’s rights under Section 2.1 with respect to the Third Party Proposed Target or

Third Party Proposed Category, as applicable, specified in the applicable Third Party Proposal, and (z) the Licensor Institutions will be free to grant to Third Parties licenses within the Field (i) under the Patent Rights that are exclusively or co-exclusively licensed to Company with respect to the Third Party Proposed Target or (ii) under the Patent Rights that are exclusively or co-exclusively licensed to Company within the Third Party Proposed Category, as applicable, provided that such Third Party licenses do not grant rights to commercialize products intended for use in the Cardiovascular Disease Field.

3.3 Development Plan; Adjustments. The Development Plan for the development and commercialization of Licensed Products and Enabled Products is attached hereto as Exhibit 3.3. Company shall be entitled, from time to time, to make such commercially reasonable adjustments to the Development Plan as Company believes, in its good faith judgment, are needed in order to improve Company’s ability to meet the Development Milestones in Exhibit 3.1.

3.4 Reporting. Within [**] after the end of each Calendar Year, Company shall furnish the Licensor Institutions with:

3.4.1 (i) a written report summarizing its, its Affiliates’ and its Sublicensees’ efforts during the prior year to develop and commercialize Cas9 Licensed Products within the Field and (ii) a written report summarizing its, its Affiliates’ and its Sublicensees’ efforts during the prior year to develop and commercialize Cas9-II Group B Licensed Products within the Field, including: (a) research and development activities, including information regarding specific Licensed Products and Enabled Products in development and their therapeutic applications; (b) status of applications for Regulatory Approvals; (c) commercialization efforts; and (d) marketing efforts; which report must contain a sufficient level of detail for the Licensor Institutions to assess whether Company is in compliance with its obligations under Article 3 and a discussion of intended efforts for the then-current year. Together with each report prepared and provided under this Section 3.4.1, Company shall provide the Licensor Institutions with a copy of the then-current Development Plan which shall include sufficient detail to enable the Licensor Institutions to assess what Licensed Products and Enabled Products are in development and the status of such development; and

3.4.2 (i) a brief written report summarizing its, its Affiliates’ and its Sublicensees’ efforts during the prior year to develop and commercialize Cas9 Licensed Products and Cas9 Enabled Products for the prevention or treatment of human disease outside the Field and (ii) a brief written report summarizing its, its Affiliates’ and its Sublicensees’ efforts during the prior year to develop and commercialize Cas9-II Group B Licensed Products and Cas9-II Group B Enabled Products for the prevention or treatment of human disease outside the Field.

3.5 Failure to Meet Development Milestone; Opportunity to Cure. If Company believes that, despite using commercially reasonable efforts, it will not achieve a Development Milestone, it may notify the Licensor Institutions in writing in advance of the relevant deadline. Company shall include with such notice (a) a reasonable explanation of the reasons for such failure (lack of finances or development preference for a non-Cas9 Licensed Product shall not constitute reasonable basis for such failure) (“Milestone Explanation”) and (b) a reasonable, detailed, written plan for promptly achieving a reasonable extended and/or amended milestone, which plan shall include information, if applicable, regarding which Licensor Institution’s Cas9-I Patent Rights or Cas9-II Patent Rights Cover any Cas9 Licensed Product that will achieve such milestone (“Milestone Plan”).

3.5.1 If Company so notifies the Licensor Institutions, but fails to provide the Licensor Institutions with both a Milestone Explanation and Milestone Plan, then Company shall have an additional [**] or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone. Company’s failure to do so shall constitute a material breach of this Agreement and the Licensor Institutions shall have the right to terminate this Agreement upon written notice to Company, subject to Section 3.5.6.

3.5.2 If Company so notifies the Licensor Institutions and provides the Licensor Institutions with a Milestone Explanation and Milestone Plan, both of which are reasonably acceptable to Broad (and Harvard, if any Harvard Controlled Patent Covers the Licensed Product that is the subject of the Milestone Plan), then Exhibit 3.1 shall be amended automatically to incorporate the extended and/or amended milestone set forth in the Milestone Plan.

3.5.3 If Company so notifies the Licensor Institutions and provides the Licensor Institutions with a Milestone Explanation and Milestone Plan, but the Milestone Explanation is not reasonably acceptable to Broad (and Harvard, if any Harvard Controlled Patent Covers the Licensed Product that is the subject of the Milestone Explanation) (e.g., Company asserts lack of finances or development preference for a non-Licensed Product), then the Licensor Institutions shall notify Company that the Milestone Explanation is not acceptable and explain to Company why the Milestone Explanation is not acceptable and Company shall have an additional [**] or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone. Company’s failure to do so shall constitute a material breach of this Agreement and the Licensor Institutions shall have the right to terminate this Agreement upon written notice to Company, subject to Section 3.5.6.

3.5.4 If Company so notifies the Licensor Institutions and provides the Licensor Institutions with a Milestone Explanation and Milestone Plan, but the Milestone Plan is not reasonably acceptable to Broad (and Harvard, if any Harvard Controlled Patent Covers the Licensed Product that is the subject of the Milestone Plan), then the Licensor Institutions shall notify Company that the Milestone Plan is not reasonably acceptable, explain to Company why the Milestone Plan is not reasonably acceptable and shall provide Company with suggestions for a reasonably acceptable Milestone Plan. Company shall have one opportunity to provide the Licensor Institutions with a Milestone Plan reasonably acceptable to Broad (and Harvard, if any Harvard Controlled Patent Covers the Licensed Product that is the subject of the Milestone Plan) within [**] of the notice from the Licensor Institution(s) described in the previous sentence, during which time Broad (and Harvard, if any Harvard Controlled Patent Covers the Licensed Product that is the subject of the Milestone Plan) agree(s) to work with Company in its effort to develop a reasonably acceptable Milestone Plan. If, within such [**], Company provides the Licensor Institutions with a Milestone Plan reasonably acceptable to Broad (and Harvard, if any Harvard Controlled Patent Covers the Licensed Product that is the subject of the Milestone Plan), then Exhibit 3.1 shall be amended automatically to incorporate the extended and/or amended milestone set forth in the Milestone Plan. If, within such [**], Company fails to provide a Milestone Plan reasonably acceptable to Broad (and Harvard, if any Harvard Controlled Patent Covers the Licensed Product that is the subject of the Milestone Plan), then Company shall have an additional [**] or until the original deadline of the relevant Development Milestone, whichever is later, to meet such milestone. Company’s failure to do so shall constitute a material breach of this Agreement and the Licensor Institutions shall have the right to terminate this Agreement upon written notice to Company, subject to Section 3.5.6.

3.5.5 For clarity, if Company fails to achieve a Development Milestone and does not avail itself of the procedure set forth in this Section 3.5, then the Licensor Institutions shall have the right to terminate this Agreement upon written notice to Company, subject to Section 3.5.6. Disputes arising under Section 3.5 shall not be subject to resolution by the Executive Officers under Section 11.7.

3.5.6 If the Licensor Institutions elect to terminate this Agreement pursuant to this Section 3.5, then, notwithstanding anything to the contrary in this Section 3.5, Company’s rights under this Agreement shall not terminate under this Section 3.5, and this Agreement shall remain in effect, solely with respect to a particular Target if, at the time the Licensor Institutions have the right to terminate, Company provides evidence reasonably acceptable to the Licensor Institutions that Company (a) is not in breach of its diligence obligations in accordance with Exhibit 3.1 with respect to such particular Target, without opportunity to cure such breach in accordance with this Section 3.5, and (b) is (i) researching and developing Cas9 Licensed Products within the Field directed to such Target, or is causing at least one of its Affiliates or Sublicensees to do so; (ii) if applicable, using commercially reasonable efforts, or is causing at least one of its Affiliates or Sublicensees to use commercially reasonable efforts, to introduce Cas9 Licensed Products within the Field directed to such Target into the commercial market; and (iii) if applicable, using commercially reasonable efforts, or is causing at least one of its Affiliates or Sublicensees to use commercially reasonable efforts, to market Cas9 Licensed Products within the Field directed to such Target following such introduction into the market and make such Cas9 Licensed Products reasonably available to the public; and, thereafter, for the remainder of the Term, Company continues, or causes at least one of its Affiliates or Sublicensees to continue, to develop and commercialize Cas9 Licensed Products directed to the particular Target in accordance with the foregoing clauses (i)-(iii). For clarity, the Parties agree and acknowledge that this Section 3.5.6 does not create an obligation to achieve Development Milestones under Section 3.1 with respect to Licensed Products in the Field directed to more than [**] Targets, consistent with the conditions set forth in Exhibit 3.1; provided, however, that if Company fails to meet a Diligence Milestone specified in Exhibit 3.1, the Licensor Institutions may terminate this Agreement in accordance with this Section 3.5.6.

4. CONSIDERATION FOR GRANT OF LICENSE.

4.1 Division of Consideration. Each element of consideration set forth in this Article 4 shall be provided by Company to each Licensor Institution in split amounts, with [**] percent ([**]%) of the applicable consideration paid to Harvard and [**] percent ([**]%) of the applicable consideration paid to Broad in accordance with the payment methods set forth in Article 5 hereof.

4.2 License Issue Fee.

4.2.1 Cash Consideration. Company shall pay to the Licensor Institutions a non-refundable license fee (“License Issue Fee”) of one hundred and twenty-five thousand dollars ($125,000), due and payable within [**] after the Effective Date.

4.3 License Maintenance Fees. Company shall pay to the Licensor Institutions the annual license maintenance fees (“License Fees”) in the table below pursuant to this Section 4.3.

Date	License Fee
[**] anniversary of the Effective Date	$	[**]
[**] anniversary of the Effective Date	$	[**]
[**] anniversary of the Effective Date and each anniversary of the Effective Date thereafter	$	[**]

Each such License Fee shall be due and payable on January 1st of the Calendar Year to which such fee applies, and [**] percent ([**]%) of the amount of each such License Fee shall be creditable against any Royalties due and payable under Section 4.6 below with respect to Licensed Products or Enabled Products sold in the same Calendar Year in which such License Fee was due.

4.4 Issuance of Equity.

4.4.1 Initial and Equity Event Issuances. Subject to the execution and delivery by the Parties of the Stock Issuance Agreement, Company shall, as partial consideration for the licenses granted hereunder, issue to the Licensor Institutions, (i) as of the Effective Date an aggregate of 1,278,161 shares of Common Stock, representing [**] percent ([**]%) of Company’s outstanding capital stock on a Fully-Diluted Basis as of the date of such issuance and after giving effect to such issuance (the “Initial Shares”) and (ii) contingent upon and effective as of an Equity Event, such additional number of shares of Common Stock (the “Equity Event Shares”) such that the sum of the Initial Shares, any then-outstanding Anti-Dilution Shares issued pursuant to Section 4.4.2 and the Equity Event Shares represents [**] percent ([**]%) of Company’s outstanding capital stock on a Fully-Diluted Basis as of the date of such issuance and after giving effect to such issuance (the Initial Shares, the Anti-Dilution Shares and the Equity Event Shares, collectively, the “Shares”). The Licensor Institutions hereby agree that, as a condition to and effective as of the issuance of the Shares, the Licensor Institutions, will execute that certain Right of First Refusal and Co-Sale Agreement and Voting Agreement by and among the Company and the stockholders set forth therein, each dated August 7, 2018, as a common stockholder of Company.

4.4.2 Anti-Dilution Issuances. Until the cumulative arm’s length investment in Company reaches $[**] (the “Total Financing Amount”), Company will issue to the Licensor Institutions, on a pro rata basis, from time to time and for no additional consideration, additional shares of Common Stock of Company (the “Anti-Dilution Shares”) as will cause the Licensor Institutions to own pursuant to this Agreement and the Cpf1 Agreement an aggregate percentage of Company’s outstanding capital stock on a Fully-Diluted Basis that is equal to the Anti-Dilution Threshold as measured at the time such Total Financing Amount is reached and as calculated after giving effect to the anti-dilutive issuance to the Licensor Institutions. Company shall provide the Licensor Institutions with evidence of the issuance of such Anti-Dilution Shares promptly after their issuance.

4.5 Milestone Payments.

4.5.1 Development Milestone Payments. Company shall pay to the Licensor Institutions the Milestone Payments set forth in this Section 4.5.1 with respect to each Single Schedule 1 Product or each Single Schedule 2 Product, as applicable, to achieve each Milestone Event, regardless of whether such Milestone Event is achieved by Company, an Affiliate of Company or a Sublicensee:

Milestone Event	Schedule 1 Milestone Payment (in Dollars)	Schedule 2 Milestone Payment (in Dollars)
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]
[**]	[**]	[**]

*	Milestone Events subject to Change of Control Multiplier in accordance with Section 4.5.4.
†	For the purposes of this Section 4.5.1, “[**]” means [**].

Company shall notify the Licensor Institutions in writing within [**] following the achievement of each Milestone Event described in Section 4.5.1, and shall make the appropriate Milestone Payment within [**] after the achievement of such Milestone Event. Each Milestone Payment is payable only once for each Single Schedule 1 Product or Single Schedule 2 Product, as applicable. The Milestone Events set forth in Section 4.5.1 are intended to be successive; for example, if a Single Schedule 1 Product is not required to undergo the event associated with a particular Milestone Event for such Single Schedule 1 Product (a “Skipped Milestone”), then such Skipped Milestone shall be deemed to have been achieved upon the achievement by such Single Schedule 1 Product of the next successive Milestone Event (“Achieved Milestone”); provided that the Milestone Events based on [**] shall not be deemed to be successive with [**]

(i.e., if the Milestone Event for [**] occurs prior to the Milestone Event for [**], the Milestone Event for [**] shall not be deemed a Skipped Milestone). Payment for any Skipped Milestone that is owed in accordance with the provisions of this Section 4.5.1 shall be due within [**] after the achievement of the Achieved Milestone.

4.5.2 Sales Milestone Payments. Company shall pay to the Licensor Institutions, within [**] of the end of the Calendar Year in which the following sales Milestone Events are first achieved, the following Milestone Payments on a Schedule 1 Product-by-Schedule 1 Product or Schedule 2 Product-by-Schedule 2 Product basis, regardless of whether such Milestone Event is achieved by Company, an Affiliate of Company or a Sublicensee, or a combination thereof:

Milestone Event	Milestone Payment (in Dollars)
$[**] dollars in aggregate Net Sales	$	[**]
$[**] dollars in aggregate Net Sales	$	[**]

4.5.3 Adjustment for Enabled Products. The Milestone Payments set forth in Section 4.5.1 or Section 4.5.2 above shall be reduced by [**] percent ([**]%) for any Schedule 1 Product or Schedule 2 Product that is an Enabled Product.

4.5.4 Change of Control Multiplier. In the event that a Change of Control of Company occurs at any time during the Term, the Milestone Payments for those Milestone Events designated by an asterisk (*) in Section 4.5.1 that have not yet been paid by Company shall be increased by [**] percent ([**]%) (the “Change of Control Multiplier”).

4.5.5 Milestone Payments for Schedule 1 Products and Schedule 2 Products. In the event that a Licensed Product or Enabled Product is both a Schedule 1 Product and a Schedule 2 Product, then Company shall pay the applicable Milestone Payment based on whether the achievement of each Milestone Event first occurred with respect to development, regulatory approval or sales of a Licensed Product or Enabled Product as a Single Schedule 1 Product or Single Schedule 2 Product, with simultaneous achievement being deemed to have first occurred with respect to a Licensed Product or Enabled Product as a Single Schedule 2 Product. If achievement of a Milestone Event first occurs with respect to development, regulatory approval or sales of a Licensed Product or Enabled Product as a Single Schedule 1 Product, Company shall pay the difference between the applicable Milestone Payment for a Single Schedule 2 Product and the applicable Milestone Payment for a Single Schedule 1 Product, if such Licensed Product or Enabled Product thereafter achieves such Milestone Event with respect to development, regulatory approval or sales as a Single Schedule 2 Product. If achievement of a Milestone Event first occurs with respect to development, regulatory approval or sales of a Licensed Product or Enabled Product as a Single Schedule 2 Product, no additional Milestone Payments shall be due if such Licensed Product or Enabled Product thereafter achieves such Milestone Event with respect to development, regulatory approval or sales as a Single Schedule 1 Product. For clarity, under no circumstances shall Company pay Milestone Payments for a Licensed Product or Enabled Product that are more than the Milestone Payments set forth for a Single Schedule 2 Product.

4.5.6 Replacement Products. If (A) development of a Licensed Product is terminated after any Milestone Payment set forth in Section 4.5.1 or Section 4.5.2, as applicable, has been made with respect to such Licensed Product and (B) another Licensed Product is selected to replace the terminated Licensed Product and the selected Licensed Product is for the same, substantially similar or closely related indication and targets the same Target as the terminated Licensed Product (“Replacement Product”), then there shall be no payment due upon achievement of the same milestone by such Replacement Product for which the Licensor Institutions already received a Milestone Payment for the original Licensed Product.

4.6 Royalties.

4.6.1 Royalty Rates. Company shall pay to the Licensor Institutions running royalties (“Royalties”) on Net Sales of Licensed Products and Enabled Products during the applicable Royalty Term at the applicable royalty rate set forth below within [**] following the last day of the Calendar Quarter in which such Royalty accrues. The Parties acknowledge that Royalties shall be determined on a Licensed Product-by-Licensed Product or Enabled Product-by-Enabled Product basis, as applicable, and on a country-by-country basis. If the manufacture, use, performance or sale of any Licensed Product is Covered by more than one Valid Claim of the Patent Rights, multiple Royalties shall not be due as a result of being so Covered.

4.6.1.1 Royalty Rates for Cas9 Licensed Products (adjusted for Cas9-II Group B Licensed Products as set forth in Section 4.6.1.3). Company shall pay to the Licensor Institutions a royalty on the aggregate annual Net Sales of Cas9 Licensed Products, as applicable, as follows:

Royalty Tiers	Royalty Rate
The portion of aggregate annual Net Sales up to and including [**] dollars ($[**])	[**]	%
The portion of aggregate annual Net Sales greater than [**] dollars ($[**]) and less than [**] dollars ($[**])	[**]	%
The portion of aggregate annual Net Sales greater than [**] dollars ($[**])	[**]	%

For clarity, upon expiration of the last Valid Claim within the Patent Rights Covering the applicable Licensed Product above, such Licensed Product shall be deemed an Enabled Product for which the Royalty rates set forth in Section 4.6.1.2 shall apply for the remainder of the Royalty Term.

4.6.1.2 Royalty Rates for Cas9 Enabled Products (adjusted for Cas9-II Group B Enabled Products as set forth in Section 4.6.1.3).

Royalty Tier	Royalty Rate
The portion of aggregate annual Net Sales up to and including [**] dollars ($[**])	[**]	%
The portion of aggregate annual Net Sales greater than [**] dollars ($[**]) and less than [**] dollars ($[**])	[**]	%
The portion of aggregate annual Net Sales greater than [**] dollars ($[**])	[**]	%

4.6.1.3 Adjustment for Cas9-II Group B Patent Right Products. The applicable royalty rate set forth in Section 4.6.1.1 shall be reduced by [**] percent ([**]%) for each Cas9-II Group B Licensed Product. The applicable royalty rate set forth in Section 4.6.1.2 shall be reduced by [**] percent ([**]%) for each Cas9-II Group B Enabled Product. If during a Calendar Quarter, a Licensed Product or an Enabled Product is a Cas9-II Group B Licensed Product or Cas9-II Group B Enabled Product (as applicable) for only a part of the Calendar Quarter, then the royalty rate adjustment set forth in this Section 4.6.1.3 shall be applied on a pro rata basis based on the part of such Calendar Quarter during which such Licensed Product or Enabled Product (as applicable) is a Cas9-II Group B Licensed Product or Cas9-II Group B Enabled Product (as applicable).

4.6.2 Royalty Offset.

4.6.2.1 Royalties Under Multiple Agreements. On a product-by-product basis, with respect to a Licensed Product or an Enabled Product (each as defined in the Cpf1 Agreement) or with respect to a Licensed Product or Enabled Product (each as defined in this Agreement), if Company is required to pay Royalties (as defined in the Cpf1 Agreement or this Agreement, as applicable) under both (i) this Agreement and (ii) the Cpf1 Agreement, then Company shall be entitled to credit [**] percent ([**]%) of the Royalties (as defined in the Cpf1 Agreement) payable under the Cpf1 Agreement prior to the application of any royalty offset set forth in the Cpf1 Agreement against the Royalties payable under Section 4.6.1. As a condition of the offset in this Section 4.6.2.1, in the event that Company takes a credit against Royalties payable under this Agreement pursuant to this Section 4.6.2.1, then in the royalty reports due to the Licensor Institutions under Section 5.1.1 at the time such credit is taken, Company shall include a calculation of the credit taken and, with the first such royalty report on which such credit is taken, the basis for Company’s determination of such credit.

4.6.2.2 Third Party IP. On a product-by-product basis, if Company is legally required by a future court order, settlement agreement, contract, or other legally binding written commitment to make payments to a Third Party of running royalties on net sales of Licensed Products or Enabled Products for a license under or the use of patent rights held by such Third Party that Cover such Licensed Products or Enabled Products and that are necessary for the commercialization of such Licensed Products or Enabled Products, then Company shall be entitled to credit up to [**] percent ([**]%) of such running royalties actually paid by Company to such Third Party against the Royalties payable under this Agreement, provided that if such running royalties are also creditable against payments under the Cpf1 Agreement, then such credit shall be applied to this Agreement and the Cpf1 Agreement on a pro rata basis based on the amount of Royalties (as defined in this Agreement or the Cpf1 Agreement, as applicable) payable under each applicable agreement. For clarity, the aggregate amount credited under the preceding sentence shall in no event exceed [**] percent ([**]%) of the applicable running royalties actually paid by Company to the applicable Third Party. As a condition of the offset in this Section 4.6.2.2, Company shall use commercially reasonable efforts to include a provision in any agreement with such Third Party executed after the Effective Date requiring that payment of royalties by Company to such Third Parties must be offset as a result of Royalties payable under this Agreement by at least the same percentage of net sales as the Licensor Institutions have offset against their Royalties pursuant to this Section 4.6.2. In the event Company determines that the use of such Third Party patent rights is necessary for the commercialization of Licensed Products or Enabled Products, and takes a credit against Royalties payable under this Agreement, then in the royalty reports due to the Licensor Institutions under Section 5.1.1 at the time such credit is taken, Company shall include a calculation of the credit taken and, with the first such royalty report on which such credit is taken, the basis for Company’s determination of commercial necessity.

4.6.2.3 Co-Exclusive Adjustment. On a Target-by-Target basis, (a) if Editas (or an Editas sublicensee) publicly discloses that it has initiated a research or development program that uses technology covered by the Patent Rights and is directed to a Target (a “Competing Program”), then Company, Broad or Harvard may notify the other two parties of such Competing Program or (b) if Company, Broad’s Office of Strategic Alliances and Partnering or Harvard’s Office of Technology Development (the “Informed Party”) receives credible information that Editas (or an Editas sublicensee) has initiated a Competing Program directed to a Target and such Competing Program has not been publicly disclosed, then the Informed Party shall notify the other two parties of such Competing Program, in each case subject to the Informed Party’s (and if the Informed Party is Broad’s Office of Strategic Alliances and Partnering, then Broad’s, and if the Informed Party is Harvard’s Office of Technology Development, then Harvard’s) confidentiality obligations to Third Parties (each such notice under the foregoing clauses (a) and (b), a “Competing Program Notice”). Upon a party’s receipt of a Competing Program Notice, (i) the Milestone Payments and royalties payable to the Licensor Institutions under Section 4.5 and Section 4.6 with respect to the Target that is the subject of the Competing Program that is the subject of such Competing Program Notice shall be reduced by [**] percent ([**]%), and (ii) if Company has made Milestone Payments or royalty payments under Section 4.5 or Section 4.6 of this Agreement with respect to the Target that is the subject of the Competing Program that is the subject of such Competing Program Notice prior to the receipt of the Competing Program Notice, then Company shall be entitled to offset the foregoing deduction against future Milestone Payments or royalties payable to the Licensor Institutions pursuant to Section 4.5 and Section 4.6, subject to Section 4.6.2.4. Disputes arising under this Section 4.6.2.3 shall be referred to the Executive Officers for resolution under Section 11.7, and there shall be no reduction in Milestone Payments or royalties under this Section 4.6.2.3 during the pendency of any such dispute.

4.6.2.4 Minimum Royalty. Notwithstanding anything to the contrary herein (a) on a product-by-product basis, in no event shall payments to the Licensor Institutions under this Agreement be reduced pursuant to this Section 4.6.2 such that the Licensor Institutions receive less than (i) [**] percent ([**]%) of the applicable rate set forth in Section 4.6.1, if Company is entitled to offset Royalties under this Agreement pursuant to Section 4.6.2.3 and either or both of Section 4.6.2.1 or Section 4.6.2.2, or (ii) otherwise, [**] percent ([**]%) of the applicable rate set forth in Section 4.6.1, and (b) any amounts that are not offset during a reporting period shall not be creditable against payments arising in subsequent reporting periods.

4.6.3 Patent Challenge. In the event that Company or any of its agents, Affiliates or Sublicensees is or becomes a Challenging Party, then (a) Company shall provide the Licensor Institutions with at least [**] notice prior to taking any such action, (b) Company shall pay all reasonable costs, fees and expenses associated with such Patent Challenge that are incurred by the Owner Institutions and their trustees, managers, officers, agents, employees, faculty, affiliated investigators, personnel, and staff, including reasonable attorneys’ fees and all reasonable costs associated with administrative, judicial or other proceedings, within [**] after receiving an invoice from the Licensor Institutions for same; (c) the co-exclusive licenses granted in this Agreement may, as of the date of initiation of said challenge or opposition, (i) upon notice by Broad to Company with respect to Broad Controlled Patents or Cas9-II Patent Rights, be converted by Broad at its option into a non-exclusive license for the remainder of the Term or (ii) upon notice by Harvard to Company with respect to Harvard Controlled Patents, be converted by Harvard at its option into a non-exclusive license for the remainder of the Term, and in such events described in the foregoing subsections (i) and (ii), the relevant Owner Institutions shall have the right to grant licenses under their respective Patent Rights to any Person, subject to the then-existing non-exclusive license provided herein; (d) any fees, royalties, milestones or revenues payable to the Licensor Institutions under Section 4.2 through Section 4.7 shall double in amount if and when any Patent Right survives the Patent Challenge such that it remains valid in whole or in part; and (e) at any time after the Patent Challenge is brought, Broad may, at its option, terminate this Agreement according to Section 10.2 with respect to Broad Controlled Patents or Cas9-II Patent Rights and Harvard may, at its option, terminate this Agreement according to Section 10.2 with respect to Harvard Controlled Patents; provided that if any of subsections (a) through (e) are held invalid or unenforceable for any reason, such invalidity or unenforceability shall not affect any of the other said subsections. Notwithstanding any provision of this Agreement to the contrary, Company shall not have the right to assume or participate in the defense, settlement or other disposition of such Patent Challenge through its status as licensee under this Agreement, but shall pay associated costs, fees and expenses as provided in this Section 4.6.3. The Parties agree that any challenge or opposition to a Patent Right by Company may be detrimental to the Owner Institutions, and that the above provisions shall constitute reasonable liquidated damages to reasonably compensate the Owner Institutions for any loss they may incur as a result of Company taking such action.

4.7 Sublicense Income. Subject to Section 4.8, Company shall pay to the Licensor Institutions, within [**] following the last day of the Calendar Quarter in which such Sublicense Income is received by Company, a percentage of Sublicense Income within [**] following the last day of the Calendar Quarter in which such Sublicense Income is received by Company, in accordance with the rates set forth in this Section 4.7; provided, however, that, for the purpose of calculating payments under this Section 4.7, Company may deduct from the aggregate Sublicense Income received by Company in a given Calendar Quarter an amount equal to the total payments made by Company to the Licensor Institutions under Article 6 in such Calendar Quarter. For the avoidance of doubt, in the event any Sublicensee transfers rights granted or transferred by the Licensor Institutions under this Agreement along with rights owned by the Company or granted to the Company by a Third Party, Company shall pay to the Licensor Institutions the following percentages of all Sublicense Income received by Company or its Affiliates under such Sublicense without deduction from or apportionment of any part of such consideration. Company agrees that all rights relevant to making, using, selling, offering to sell or importing particular Licensed Products or Enabled Products shall be included in or deemed to be included in the same Sublicense under which the rights granted or otherwise transferred to Company hereunder are granted with respect to such Licensed Products or Enabled Products for the purpose of calculating Sublicense Income.

4.7.1 [**] percent ([**]%) of Sublicense Income received with respect to a Sublicense executed prior to the date on which the Company has [**];

4.7.2 [**] percent ([**]%) of Sublicense Income received with respect to a Sublicense executed on or after the date on which the Company has [**];

4.7.3 [**] percent ([**]%) of Sublicense Income received with respect to a Sublicense executed on or after the date on which the [**].

4.8 Sublicense Income Offset. On a Sublicense-by-Sublicense and Calendar Quarter-by-Calendar Quarter basis, if Company is required to pay Sublicense Income (as defined in the Cpf1 Agreement or this Agreement, as applicable) under both (a) this Agreement and (b) the Cpf1 Agreement under the same Sublicense in a given Calendar Quarter, then Company shall be entitled to credit [**] percent ([**]%) of the Sublicense Income (as defined in the Cpf1 Agreement) payable under the Cpf1 Agreement with respect to such Sublicense in such Calendar Quarter prior to the application of any applicable offset set forth in the Cpf1 Agreement against the Sublicense Income payable under Section 4.7 with respect to such Sublicense in such Calendar Quarter; provided that in no event will Sublicense Income payments under this Agreement be reduced pursuant to this Section 4.8 by more than [**] percent ([**]%) of the payments that would otherwise be payable pursuant to Section 4.7.

4.9 Complex Consideration. Company acknowledges and agrees that the Parties have chosen to apply set royalty rates and milestone payments to the rights granted under this Agreement for Company’s convenience in calculating and paying royalties and milestones. In doing so, Company acknowledges and agrees that certain royalty rates and milestones payments chosen incorporate discounts reflecting that certain products and processes may not be Covered by the Valid Claims of the Patent Rights but may be based upon, derived from or use the Patent Rights or other licensed intellectual property rights, so that Company, unless explicitly provided otherwise in this Agreement, shall not be entitled to a reduction in the royalty rate or milestone payment, even if it does not at all times need or use a license to specific Patent Rights, until the end of the Royalty Term for such product or process.

4.10 Additional Consideration.

4.10.1 Success Payments.

4.10.1.1 Notice. Company shall notify the Licensor Institutions of any payment payable to the Licensor Institutions under this Section 4.10.1 no later than [**] after the applicable Trigger Date. Such notice shall include the date of such Trigger Date and (a) in the case of a Trigger Date that is not a Company Sale Date or a Trailing Value Receipt Date, a determination of the Average Market Capitalization as of such Trigger Date or (b) in the case of a Trigger Date that is a Company Sale Date or a Trailing Value Receipt Date, the Upfront Acquisition Value and Trailing Acquisition Value received, as applicable.

4.10.1.2 Achievement of Value Triggers. Following a Trigger Date that is not a Company Sale Date or a Trailing Value Receipt Date, Company shall pay to the Licensor Institutions the payment indicated in the column labeled “Success Payment” (each such payment, a “Success Payment”) opposite the Trigger Date Value Trigger associated with such Trigger Date:

Value Trigger	Success Payment (in Dollars)
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
$10 billion	[**]

*

These Success Payments only apply if a Licensed Product Covered by a Valid Claim of the Patent Rights under this Agreement, or a Licensed Product Covered by a Valid Claim of the Patent Rights under the Cpf1 Agreement (as those terms are defined in the Cpf1 Agreement), in each case, developed by or on behalf of Company or its Affiliate or Sublicensee (as defined under this Agreement or the Cpf1 Agreement, as applicable) is or has been the subject of a Clinical Study in connection with such development as of the applicable Trigger Date.

For the avoidance of doubt, more than one Success Payment may become due and payable based on the Average Market Capitalization determined on any single Trigger Date. By way of example under the immediately preceding sentence, if the Average Market Capitalization on the first Trigger Date is [**] dollars ($[**]), then Company shall pay to the Licensor Institutions aggregate Success Payments equal to [**] dollars ($[**]). For the avoidance of doubt, the maximum amount payable by Company to the Licensor Institutions pursuant to this Section 4.10.1.2 shall be thirty-one million two hundred and fifty thousand dollars ($31,250,000).

4.10.2 Company Sale Payments. Notwithstanding anything to the contrary herein, if Company undergoes a Company Sale, then (a) the Licensor Institutions shall receive the applicable Company Sale Success Payment no later than the earlier of (i) [**] after the Company Sale Date and (ii) the first business day following the date upon which Company, its stockholders or its payment agent, as the case may be, first receives payment of the consideration with respect to such Company Sale, (b) no later than [**] after any Trailing Value Receipt Date on which the applicable Acquisition Value is greater than or equal to a Value Trigger that corresponds to a Success Payment that previously has not become due and payable, the Licensor Institutions shall receive such unpaid Success Payment and (c) no Success Payments shall become due hereunder on the basis of Average Market Capitalization equaling or exceeding a Value Trigger. Any payments payable under this Section 4.10.2 must be paid solely in cash or in Public Securities of the Company’s successor or acquirer, or a combination thereof. With respect to any (i) Company Sale or (ii) Asset Sale to an Affiliate of Company, Company shall cause the acquirer, successor, assignee or licensee of Company or of Company’s assets, as applicable, to assume Company’s obligations hereunder.

4.10.3 Manner and Timing of Payment of Success Payments. Any Success Payment provided herein that is payable with respect to a Trigger Date and that is not paid in connection with a Company Sale pursuant to Section 4.10.2, may be paid by Company, in its sole discretion, in cash or in a grant to the Licensor Institutions of a number of shares of Common Stock (any such shares, “Success Payment Shares”), or a combination thereof. Company shall notify the Licensor Institutions of its election with regard to the form of payment of a Success Payment no later than [**] after the applicable Trigger Date (the “Election Date”). If Company elects to pay any Success Payment (or portion thereof) in cash, Company shall pay to the Licensor Institutions such Success Payment within [**] following the applicable Election Date.

4.10.3.1 Issuance of Success Payment Shares. If Company elects to pay any Success Payment (or portion thereof) in Success Payment Shares, Company shall issue a number of Success Payment Shares equal to the quotient determined by dividing the applicable Success Payment amount (or portion thereof) by the FMV of Common Stock on the day immediately prior to the date of issuance of such Success Payment Shares to the Licensor Institutions, in the names of the Licensor Institutions or each of their respective designees, upon instruction by the Licensor Institutions and in accordance with such instructions, within [**] following such Election Date and in accordance with such instructions. Notwithstanding the foregoing, Company may defer any such issuance of Success Payment Shares until the date that is [**] after the date of the Initial Public Offering of Company, provided that in the event of any such deferral, (i) the applicable Success Payment amount shall accrue interest from the applicable Election Date to the later of (A) the date on which such Success Payment and all accrued interest thereon is paid in full, if such Success Payment is paid in cash, or (B) otherwise, the date on which all such Success Payment Shares are issued and covered by an effective Resale Registration Statement, at the rate of [**] percent ([**]%) per annum (compounded quarterly), and (ii) Company shall, prior to the date that is [**] after the date of the Initial Public Offering of Company, (x) issue a number of Success Payment Shares equal to the quotient determined by dividing the applicable Success Payment (or portion thereof) plus the accrued interest by the FMV of Common Stock on the day immediately prior to the date of issuance of such Success Payment Shares to the Licensor Institutions, in the names of the Licensor Institutions or each of their respective designees, upon instruction by the Licensor Institutions and in accordance with such instructions, or (y) pay to the Licensor Institutions in cash an amount equal to the applicable Success Payment plus the accrued interest.

4.10.3.2 Securities Act Registration. All Success Payment Shares issued under this Section 4.10.3 shall be registered under the Securities Act and covered by an effective Resale Registration Statement at the time of issuance, if the Common Stock is then publicly traded. All expenses related to the registration, qualification or compliance with registration of the Success Payment Shares shall be borne by Company.

4.10.3.3 Resale Registration Statement. Any Resale Registration Statement shall include a “final” prospectus, including the information required by Item 507 of Regulation S-K of the Securities Act, as provided by the Licensor Institutions covered by such Resale Registration Statement. Notwithstanding the foregoing, [**], Company shall [**] to Company [**] to Company [**] to the Company [**]. Notwithstanding anything to the contrary in this Agreement, if the filing, initial effectiveness or continued use of a Resale Registration Statement at any time would require Company to make an Adverse Disclosure (as defined below), Company may, upon giving prompt written notice of such action to the Licensor Institutions, delay the filing or initial effectiveness of, or suspend use of, the Resale Registration Statement (a “Suspension”); provided, however, that (a) Company shall not be permitted to exercise a Suspension more than [**] period for a period not to exceed [**] and (b) the applicable Success Payment shall accrue interest from the applicable Election Date until the later of (i) the date on which such Success Payment and all accrued interest is paid in full, if such Success Payment is paid in cash, or (ii) otherwise, the date on which all such Success Payment Shares are issued and covered by an effective Resale Registration Statement, at the rate of [**] percent ([**]%) per annum (compounded quarterly). In the case of a Suspension, the Licensor Institutions agree to suspend use of the applicable prospectus in connection with any sale or purchase of, or offer to sell or purchase, Success Payment Shares, upon receipt of the notice referred to above. Company shall immediately notify the Licensor Institutions in writing upon the termination of any Suspension, amend or supplement the prospectus, if necessary, so it does not contain any untrue statement or omission and furnish to the Licensor Institutions such numbers of copies of the prospectus as so amended or supplemented as the Licensor Institutions may reasonably request. If Company does not terminate a Suspension within [**] following the date on which it notifies the Licensor Institutions thereof, then the Licensor Institutions may request in writing that Company file a Resale Registration Statement with respect to the Success Payment Shares, in which case, subject to the terms of this Section 4.10.3.3, Company shall, within [**] following such request, (A) file a Resale Registration Statement with respect to the Success Payment Shares (the number of which Success Payment Shares will be calculated to account for any accrued interest with respect to the Success Payment) or (B) pay to the Licensor Institutions in cash an amount equal to the applicable Success Payment plus the accrued interest thereon. “Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the board of directors of Company: (x) would be required to be made in any registration statement filed with the Securities and Exchange Commission by Company so that such registration statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (y) would not be required to be made at such time but for the filing, effectiveness or continued use of such registration statement; and (iii) Company has a bona fide business purpose for not disclosing publicly.

4.11 Share Issuance Limitation. In no event shall Company issue to the Licensor Institutions shares of Common Stock (i) if and to the extent that such issuance would result in a change of control (within the meaning of NASDAQ Listing Rule 5635(b), as amended from time to time), or (ii) if and to the extent such issuance would result in the issuance of more than nineteen and nine-tenths percent (19.9%) of the Common Stock, for the purposes of the NASDAQ Listing Rule 5635(d)(1), as amended from time to time.

4.12 Non-Circumvention. Company shall not undertake any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action for the purpose of avoiding the observance or performance of its payment obligations under Sections 4.10.1 and 4.4.2 and any related definitions.

5.	REPORTS; PAYMENTS; RECORDS.

5.1 Reports and Payments.

5.1.1 Reports. Within [**] after the conclusion of each Calendar Quarter commencing with the first Calendar Quarter in which Net Sales are generated or Sublicense Income is received, Company shall deliver to the Licensor Institutions a report containing the following information (in each instance, with a product-by-product and country-by-country breakdown and, in the case of the requirement under Section 5.1.1(c), to the extent such itemized listing of allowable deductions is available from Sublicensees under the terms of the relevant Sublicenses):

(a)	the number of units of Licensed Products and Enabled Products sold, leased, performed or otherwise transferred, by Invoicing Entities for the applicable Calendar Quarter;

(b)	the gross amount billed or invoiced for Licensed Products and Enabled Products sold, leased, performed or otherwise transferred by Invoicing Entities during the applicable Calendar Quarter;

(c)	a calculation of Net Sales for the applicable Calendar Quarter, including an itemized listing of allowable deductions;

(d)	a reasonably detailed accounting of all Sublicense Income received during the applicable Calendar Quarter;

(e)	the total amount payable to the Licensor Institutions in dollars on Net Sales and Sublicense Income for the applicable Calendar Quarter, together with the exchange rates used for conversion; and

(f)	a list of [**] the Licensed Products.

Company shall use reasonable efforts to include in each Sublicense a provision requiring the Sublicensee to provide the information required under this Section 5.1.1.

Each such report shall be certified on behalf of Company as true, correct and complete in all material respects with respect to the information required under Sections 5.1.1(a) through (f), and with respect to the information provided under Section 5.1.1(f), Company shall certify that based solely on its commercially reasonable efforts to determine such information, Company believes such information is true, correct and complete in all material respects. If no amounts are due to Licensor Institutions for a particular Calendar Quarter, the report shall so state.

5.2 Payment Currency. All payments due under this Agreement shall be paid in United States dollars. Conversion of foreign currency to United States dollars shall be made as of the last working day of the applicable Calendar Quarter at the applicable conversion rate existing in the United States (as reported in the Wall Street Journal) or, solely with respect to Sublicensees, at another commercially reasonable, publicly available, applicable conversion rate as may be provided in a Sublicense. Such payments shall be without deduction of exchange, collection or other charges.

5.3 Records. Company shall maintain, and shall cause its Affiliates and Sublicensees to maintain, complete and accurate records of Licensed Products and Enabled Products that are made, used, sold, performed, leased or transferred under this Agreement, any amounts payable to the Licensor Institutions in relation to such Licensed Products or Enabled Products, and all Sublicense Income received by Company and its Affiliates, which records shall contain sufficient information to permit the Licensor Institutions to confirm the accuracy of any reports or notifications delivered under Section 5.1. Company, its Affiliates and/or its Sublicensees, as applicable, shall retain such records relating to a given Calendar Year for at least [**] after the conclusion of that Calendar Year (the “Record Retention Period”).

5.3.1 Audit of Company and Affiliates. During the Record Retention Period, the Licensor Institutions shall have the right, at their expense, to cause an independent, certified public accountant (or, in the event of a non-financial audit, other appropriate auditor) chosen by the Licensor Institutions and reasonably acceptable to Company to inspect such records of Company and its Affiliates during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Company’s compliance with the terms hereof. Such accountant or other auditor, as applicable, shall not disclose to the Licensor Institutions any information other than information relating to the accuracy of reports and payments delivered under this Agreement. The Parties shall reconcile any underpayment or overpayment within [**] after the accountant delivers the results of the audit. If any audit performed under this Section 5.3.1 reveals an underpayment in excess of [**] percent ([**]%) in any Calendar Year, Company shall reimburse the Licensor Institutions for all amounts incurred in connection with such audit. The Licensor Institutions may exercise their rights under this Section 5.3.1 [**] per audited entity, [**] and only with reasonable prior notice to the audited entity.

5.3.2 Audit of Sublicensees. During the Record Retention Period, the Licensor Institutions shall have the right, at their expense, to require Company to make available to an independent, certified public accountant (or, in the event of a non-financial audit, other appropriate auditor) chosen by the Licensor Institutions and reasonably acceptable to Company, during normal business hours, such information as Company has in its possession with respect to reports and payments from Sublicensees for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Company’s compliance with the terms hereof. If such information as Company has in its possession is not sufficient for such purposes, the Licensor Institutions shall have the right, at their expense, to cause Company to exercise its right under a Sublicense to cause an independent, certified public accountant (or, in the event of a non-financial audit, other appropriate auditor) chosen by the Licensor Institutions and reasonably acceptable to Company to inspect such records of Sublicensee during normal business hours for the purposes of verifying the accuracy of any reports and payments delivered under this Agreement and Company’s compliance with the terms hereof. Such accountant or other auditor, as applicable, shall not disclose to the Licensor Institutions any information other than information relating to the accuracy of reports and payments delivered under this Agreement and then only to the extent such accountant or other auditor may disclose such information to Company under the terms of the relevant Sublicense. If Company does not have the right to conduct an audit of such Sublicensee for the relevant Calendar Year, Company and the Licensor Institutions shall meet and use reasonable efforts to agree on an appropriate course of action. The Parties shall reconcile any underpayment or overpayment within [**] after the accountant delivers the results of the audit. If any audit performed under this Section 5.3.2 reveals an underpayment to the Licensor Institutions in excess of [**] percent ([**]%) in any Calendar Year, Company shall reimburse the Licensor Institutions for all amounts incurred in connection with such audit. The Licensor Institutions may exercise their rights under this Section 5.3.2 [**] per Sublicensee, [**] and only with reasonable prior notice to Company and any audited Sublicensee.

5.4 Late Payments. Any payments by Company that are not paid on or before the date such payments are due under this Agreement shall bear interest at the lower of (a) [**] percent ([**]%) per month and (b) the maximum rate allowed by law. Interest shall accrue beginning on the first day following the due date for payment and shall be compounded quarterly. Payment of such interest by Company shall not limit, in any way, the Licensor Institutions’ right to exercise any other remedies the Licensor Institutions may have as a consequence of the lateness of any payment.

5.5 Payment Method. Each payment due to any Licensor Institution under this Agreement shall be paid by check or wire transfer of funds to an account(s) in accordance with written instructions provided by such Licensor Institution. If made by wire transfer, such payments shall be marked so as to refer to this Agreement.

5.6 Withholding and Similar Taxes. All amounts to be paid to the Licensor Institutions pursuant to this Agreement shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes imposed on Company or other government imposed fees or taxes imposed on Company, except as permitted in the definition of Net Sales.

6.	PATENT PROSECUTION.

6.1 Prosecution of Patent Rights. As between the Parties, Broad and Harvard shall each have and exercise in their sole discretion exclusive control over the Prosecution of the respective Patent Rights that each controls. The Licensor Institutions shall keep Company reasonably informed regarding the Prosecution of the respective Reviewed Patent Rights that each controls. Without limiting the foregoing, each of Broad and Harvard shall: (a) provide Company a reasonable opportunity to review and comment on all material submissions and correspondence with respect to the respective Reviewed Patent Rights that each controls prior to filing of such material submissions and correspondence; provided, however, that copies of patent applications within the respective Reviewed Patent Rights will not be provided prior to filing, and (b) consider in good faith Company’s comments and recommendations with respect thereto; provided, however, that final decision-making authority with respect to the Prosecution of all Patent Rights shall vest in the Licensor Institutions.

6.2 Fees and Expenses.

6.2.1 Reviewed Patent Rights Fee. Subject to Section 6.3.1, Company shall pay to the Licensor Institutions within [**] following the end of each Calendar Year a fee equal to (a) [**] dollars ($[**]) for the first [**] patent families within the Reviewed Patent Rights (where each patent family is listed under a distinct “Broad Reference” or “Harvard Reference” number in Exhibit 1.144) and (b) [**] dollars ($[**]) per patent family for each additional patent family in excess of [**] within the Reviewed Patent Rights (where each patent family is listed under a distinct “Broad Reference” or “Harvard Reference” number in Exhibit 1.144). Company may elect to revise the scope of the Reviewed Patent Rights, either by (i) including one or more additional patent families within the Patent Rights to Exhibit 1.144 or by (ii) substituting one or more patent families in Exhibit 1.144 with one or more other patent families within the Patent Rights, in each of which case ((i) and (ii)) Company will notify the Licensor Institutions in writing of such election and the Parties will amend this Agreement to update Exhibit 1.144 in accordance with such election within [**] following the Licensor Institutions’ receipt of the applicable notice; provided, however, that Company may not elect to substitute patent families in Exhibit 1.144 pursuant to the foregoing clause (ii) more than [**]. Notwithstanding the foregoing, Company may elect, at any time upon the issuance of [**] prior written notice to the Licensor Institutions, to relinquish its rights under Section 6.1 with respect to the Prosecution of certain Reviewed Patent Rights. Upon receipt of such notice by the Licensor Institutions, such Patent Rights shall no longer be deemed Reviewed Patent Rights under this Agreement; provided, however, that, subject to Section 6.3.1, Company shall continue to reimburse the Licensor Institutions for all expenses incurred after the Effective Date (A) in the Prosecution of any claims or actions specifically requested by Company or any of its representatives with respect to any of such Patent Rights or (B) with respect to the Prosecution of any such Patent Rights that are no longer licensed under the Editas Cas9-I License Agreement or the Editas Cas9-II License Agreement (to the extent such expenses have not been reimbursed by a Third Party).

6.2.2 Expenses for Company-Requested Actions. Subject to Section 6.3.1, in addition to the payment obligations set forth in Section 6.2.1, Company shall reimburse each Licensor Institution for all documented, out-of-pocket expenses, including [**] after the Effective Date [**] (to the extent such expenses have not been reimbursed by a Third Party) within [**] after the date of each invoice from the applicable Licensor Institution for such expenses.

6.2.3 Expenses for Patent Rights Abandoned by Editas. In the event that any Patent Right is no longer licensed under the Editas Cas9-I License Agreement or the Editas Cas9-II License Agreement, the Licensor Institutions shall notify Company thereof within [**] of the effective date of such change to the relevant Editas license agreement. Unless Company informs the Licensor Institutions in writing within [**] following its receipt of the applicable notice that it does not wish to pay for the Prosecution of such Patent Right in one or more jurisdictions (in which case such Patent Right shall be deemed to be an Abandoned Patent Right in such jurisdiction(s)) Company shall, subject to Section 6.3.1, reimburse each Licensor Institution (to the extent not reimbursed by a Third Party) for all documented, out-of-pocket expenses, including [**] under this Section 6.2.3 within [**] after the date of each invoice from the applicable Licensor Institution for such expenses, up to the maximum of the greater of, on a patent family-by-patent family (where each patent family is listed under a distinct “Broad Reference” or “Harvard Reference” number) and annual basis, (a) [**] dollars ($[**]) and (b) an amount equal to the aggregate out-of-pocket expenses (including [**].

6.3 Abandonment.

6.3.1 Abandonment by Company. If Company decides that it does not wish to pay for the Prosecution of any Patent Rights in a particular country under Section 6.2.2 or Section 6.2.3 (such Patent Rights in such country, the “Abandoned Patent Rights”), Company shall provide the Licensor Institutions with prompt written notice of such election. [**] after receipt of such notice by the Licensor Institutions, Company shall be released from its obligations to reimburse the Licensor Institutions under Section 6.2 for the expenses incurred thereafter as to such Abandoned Patent Rights; provided, however, that expenses authorized prior to the receipt by the Licensor Institutions of such notice shall be deemed incurred prior to the notice. In the event of Company’s election not to pay for the Prosecution of any Abandoned Patent Rights in a particular country, any license granted to Company hereunder with respect to such Abandoned Patent Rights shall terminate (solely with respect to such Abandoned Patent Right and such country), and Company shall have no rights hereunder to exploit such Abandoned Patent Rights in such country. The Licensor Institutions shall be free, without further notice or obligation to Company, to grant rights in and to such Abandoned Patent Rights to Third Parties in the Field without limitation.

6.3.2 Abandonment by Licensor Institutions. Except with respect to the Cas9-II Group B Patent Rights, each Licensor Institution agrees to maintain any application or patent within the Patent Rights that it controls for as long as (a) Company continues to meet its obligation to reimburse expenses associated with such application or patent in accordance with Section 6.2, (b) there is a good faith basis for doing so, and (c) doing so is consistent with the applicable Licensor Institution’s prosecution strategy. For the avoidance of doubt, this Section 6.3.2 shall not apply and shall not limit the Licensor Institutions’ right to cease Prosecution of a given application within the Patent Rights in lieu of a divisional, continuation or continuation-in-part application that is also within the Patent Rights.

6.4 Large Entity Designation. The Parties hereby agree that the Licensor Institutions shall pay the fees prescribed for large entities to the USPTO with respect to the Patent Rights.

6.5 Marking. Company shall, and shall cause its Affiliates and Sublicensees to, mark all Licensed Products sold, performed or otherwise disposed of in such a manner as to conform with the patent laws and practice of the country to which such products are shipped or in which such products are sold for purposes of ensuring maximum enforceability of the Patent Rights in such country.

7.	ENFORCEMENT OF PATENT RIGHTS.

7.1 Notification. As between the Parties, and subject to any confidentiality obligations of Company owed to any Third Party, Company shall inform (i) Broad promptly in writing of any alleged infringement of the Broad Controlled Patents and Cas9-II Patent Rights by a Third Party that Company becomes aware of, along with any available evidence thereof, and (ii) Harvard promptly in writing of any alleged infringement of the Harvard Controlled Patents by a Third Party that Company becomes aware of, along with any available evidence thereof. A Licensor Institution shall inform Company promptly in writing of any alleged infringement of any Patent Rights within the Field by a Third Party that such Licensor Institution becomes aware of, along with any available evidence thereof.

7.2 Licensor Institutions’ Enforcement Right.

7.2.1 As between the Parties, except as otherwise set forth in this Article 7, Broad and Harvard shall each have the sole right, but shall not be obligated, at their sole discretion, to prosecute at their own expense all infringements of the respective Patent Rights that each controls. So long as Company remains the co-exclusive licensee of any Patent Rights with respect to a Licensed Product in the Field, as between the Parties, Company shall, subject to the terms of this Article 7, have the first right, but not the obligation, to institute infringement suits under such Patent Rights with respect to such Licensed Product in the Field where Company reasonably determines that a Third Party is marketing or has specific plans and is preparing to market an infringing product in any country that competes with such Licensed Product in the Field (“Infringement”); provided, however, that pursuant to the Editas Cas9-I License Agreement or the Editas Cas9-II License Agreement, Editas may have certain existing, independent first rights to institute infringement suits under certain of the Patent Rights, and thus, notwithstanding anything to the contrary in this Agreement, Company’s rights under this Section 7.2 are subject to an obligation to coordinate with Editas, as set forth in Section 7.2.2, and are subject and subordinate to the rights of Editas existing as of the Effective Date, as may be amended from time to time, subject to Sections 8.2.1 and 8.2.2. Notwithstanding anything to the contrary contained herein with respect to any Infringement, if Company owns one or more issued patents that cover the allegedly infringing product (“Other IP”), Company shall not initiate action under the Patent Rights unless it (x) also asserts [**] of such Other IP or (y) obtains written consent from the Licensor Institutions, which consent shall not be unreasonably withheld. Company shall use the same degree of diligence in prosecuting such Infringement as it uses or would use in prosecuting infringement of its own patent rights.

7.2.2 Before Company commences an action with respect to any Infringement:

7.2.2.1 Company shall deliver a written notice to Editas informing it of such Infringement and Company shall use reasonable efforts to coordinate its enforcement efforts with respect to such Infringement with Editas for a period not to exceed [**] following the delivery of such notice (or such other period that the Parties may agree upon);

7.2.2.2 Company shall provide evidence to the Licensor Institutions that (a) it has delivered such written notice to Editas and has used reasonable efforts to coordinate its enforcement efforts with respect to such Infringement with Editas during such [**] period (or such other period that the Parties may agree upon), and (b) it has good faith basis for initiating action with respect to such Infringement, and further, Company shall briefly summarize to Licensor Institutions whether and, if so, how Company and Editas will coordinate enforcement efforts, or whether Company will (subject to any obligation to obtain the consent of the Licensor Institutions, as set forth in Section 7.2.1) independently enforce the Patent Rights with respect to such Infringement, as applicable; and

7.2.2.3 Company shall consult with the applicable Owner Institutions with respect to its proposed course of action to address the Infringement and shall consider in good faith the views of the applicable Owner Institutions, and potential effects on the public interest in making its decision whether to take such action, especially with regard to the locally-affordable availability of Licensed Products or equivalents thereof, e.g., generic products, in Developing Countries. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Company agrees that the relevant Licensor Institution(s) shall hold final decision-making authority, to be exercised in good faith, on a case-by-case basis, as to whether Company shall be permitted to enforce the Patent Rights in any Developing Country.

7.2.3 Subject to Editas’ rights described in Section 7.2.1, should Company elect (and, where consent of a Licensor Institution is required, be permitted) to take action against an actual or potential infringer of Patent Rights, Company shall select counsel reasonably acceptable to the applicable Owner Institutions, shall keep the applicable Owner Institutions reasonably informed of the progress of the action and shall give the Owner Institutions a reasonable opportunity in advance to consult with Company and offer their views about major decisions affecting the action. Company shall give careful consideration to those views, but shall have the right to control the action; provided, however, that if Company fails to defend in good faith the validity and/or enforceability of the Patent Rights in the action, or if Company’s co-exclusive license to a Valid Claim in the suit terminates pursuant to Section 10.2, or if infringement in the Field terminates, the Owner Institutions may elect to take control of the action pursuant to Section 7.3. The expenses of Company with respect to any suit or suits that Company elects to bring in accordance with this Section 7.2 shall be paid for entirely by Company. If required under Applicable Law to establish standing for the initiation or maintenance of such infringement action by Company, (a) the relevant Owner Institutions shall, upon request of Company or as required by a court or procedural rules, or may voluntarily, join or be joined as a party to such action, provided that no Owner Institution shall be the first named party in such action, (b) Company shall hold the Owner Institutions free, clear and harmless from and against any and all costs and expenses, including attorneys’ fees, incurred in conjunction with the prosecution, adjudication, defense, management or settlement of, or joinder to, such suits and any related appeals, remands or other related proceedings (“Litigation Expenses”), and (c) Company shall reimburse any and all Litigation Expenses incurred by the Owner Institutions within [**] after receiving an invoice (including a copy of detailed time and expense entries from attorneys) from the applicable Owner Institutions for the same. Company shall not compromise or settle such litigation without the prior written consent of the applicable Owner Institutions, which shall not be unreasonably withheld. In the event that Company exercises its right to institute an action against any Infringement pursuant to this Section 7.2, out of any sums recovered in such suit or in settlement thereof, it shall first reimburse the Owner Institutions for any unreimbursed Litigation Expenses and then reimburse itself for all of its litigation expenses necessarily incurred in the prosecution of any such action. The remainder of any sums recovered shall be divided as follows: (i) Company shall receive an amount equal to its lost profits or a reasonable royalty on the infringing sales, or whichever measure of damages the court shall have applied; (ii) the Licensor Institutions shall receive an amount equal to the royalties and other amounts that Company would have paid to the Licensor Institutions if Company had sold the infringing products or services rather than the infringer, provided that (A) amounts payable under clause (ii) shall in no event exceed the amounts payable under clause (i) above and (B) in the event that the remainder of any sums recovered is insufficient to fully satisfy both of the foregoing clauses (i) and (ii) then Company and the Licensor Institutions shall receive a pro rata share of such remainder in relative proportion to the amounts that would have been payable to Company and the Licensor Institutions under clauses (i) and (ii); and (iii) the balance, if any, remaining after Company and the Licensor Institutions have been compensated under the foregoing clauses (i) and (ii) shall be shared by the Parties as follows: [**] percent ([**]%) to Company and [**] percent ([**]%) to the Licensor Institutions.

7.3 Suit by Owner Institutions. If Company has the right but does not take action in the prosecution, prevention or termination of any Infringement pursuant to Section 7.2 above, and has the right but has not commenced negotiations with the suspected infringer for the discontinuance of said Infringement, within [**] after receipt of notice from Licensor Institutions of the existence of such Infringement, the Owner Institution that owns the Patent Right subject to the Infringement may elect to do so. The Owner Institutions shall give due consideration to Company’s reasons for not initiating a lawsuit or otherwise making or prosecuting a claim. Subject to Section 7.4, any and all expenses, including reasonable attorneys’ fees, incurred by Owner Institutions with respect to the prosecution, adjudication or settlement of a suit in accordance with this Section 7.3, including any related appeals, shall be paid for entirely by the applicable Owner Institutions. In the event that an Owner Institution exercises its right to initiate or maintain an action against any Infringement pursuant to this Section 7.3, it shall retain all sums recovered in such suit or in settlement thereof.

7.4 Own Counsel. The Party initiating the suit shall have the sole and exclusive right to elect counsel for any suit initiated by it pursuant to Section 7.2 or Section 7.3; provided that such counsel is reasonably acceptable to the other Party. The other Party shall have the right to participate in and be represented by counsel of its own selection and at its own expense in any suit instituted under this Article 7 by the first Party for Infringement.

7.5 Cooperation. Each Party agrees to cooperate fully in any action under this Article 7 that is controlled by the other Party, including executing legal papers and cooperating in the prosecution as may be reasonably requested by the controlling Party; provided that the controlling Party reimburses the cooperating Party promptly for any costs and expenses incurred by the cooperating Party in connection with providing such requested cooperation within [**] after receiving an invoice from the cooperating Party for the same.

7.6 Patent Validity Challenge. Each Party shall promptly notify the other Party in the event it receives notice of any legal or administrative action by any Third Party against a Patent Right, including any opposition, nullity action, revocation, inter partes review, post-grant review, compulsory license proceeding, or declaratory judgment action. All such proceedings shall be Prosecution of the Patent Rights and controlled by the Owner Institutions in a manner consistent with Section 6.1; provided however, that if any such proceeding is part of or occurs due to any action or activities of Company or its Affiliates or Sublicensees, then Company will be responsible for reimbursing the Owner Institutions for one hundred percent (100%) of the out-of-pocket expenses incurred by the applicable Owner Institution in defending such action (to the extent such expenses have not been reimbursed by a Third Party).

8.	WARRANTIES; LIMITATION OF LIABILITY.

8.1 Compliance with Law. Company represents and warrants that it shall comply, and shall ensure that its Affiliates and Sublicensees comply, with all Applicable Law, including all local, state, federal and international laws and regulations applicable to the development, manufacture, use, sale, performance and importation of Licensed Products and Enabled Products. Without limiting the foregoing, Company represents and warrants, on behalf of itself and its Affiliates and Sublicensees, that it shall comply with all applicable United States laws and regulations controlling the export of certain commodities and technical data, including without limitation all Export Administration Regulations of the United States Department of Commerce. Among other things, these laws and regulations prohibit or require a license for the export of certain types of commodities and technical data to specified countries. Company hereby gives written assurance that it shall comply with, and shall cause its Affiliates to comply with (and shall contractually obligate its Affiliates and Sublicensees to comply with), all applicable United States export control laws and regulations, that it bears sole responsibility for any violation of such laws and regulations by itself or its Affiliates or Sublicensees, and that it shall indemnify, defend, and hold Indemnitees and HHMI Indemnitees harmless (in accordance with Section 9.1) for the consequences of any such violation.

8.2 Representations, Warranties and Covenants.

8.2.1 By Broad. Broad represents and warrants that (A) Broad has the authority and right to enter into and perform its obligations under this Agreement and grant the licenses granted by Broad to Company herein, (B) as of the Effective Date, to the best of the knowledge of Broad’s Office of Strategic Alliances and Partnering, the execution, delivery and performance of this Agreement by Broad does not conflict with, or constitute a breach of, any order, judgment, agreement or instrument to which it is a party or is otherwise bound, and (C) as of the Effective Date, to the best of the knowledge of Broad’s Office of Strategic Alliances and Partnering, no consent of any Third Party, including without limitation any governmental authority, is required for Broad to execute, deliver and perform under this Agreement, including without limitation to grant the licenses granted by Broad to Company herein, except for such consents as may have been obtained prior to the Effective Date. Further, Broad will not, during the Term and to the knowledge of Broad’s Office of Strategic Alliances and Partnering, enter into any agreement (or amend or modify any existing agreement in any manner) that is inconsistent with the co-exclusive rights and licenses granted to Company in the Field hereunder and subject to the terms and conditions of this Agreement.

8.2.2 By Harvard. Harvard represents and warrants that (A) Harvard has the authority and right to enter into and perform its obligations under this Agreement and grant the licenses granted by Harvard to Company herein, (B) as of the Effective Date, to the best of the knowledge of Harvard’s Office of Technology Development, the execution, delivery and performance of this Agreement by Harvard does not conflict with, or constitute a breach of, any order, judgment, agreement or instrument to which it is a party or is otherwise bound, and (C) as of the Effective Date, to the best of the knowledge of Harvard’s Office of Technology Development, no consent of any Third Party, including without limitation any governmental authority, is required for Harvard to execute, deliver and perform under this Agreement, including without limitation to grant the licenses granted by Harvard to Company herein, except for such consents as may have been obtained prior to the Effective Date. Further, Harvard will not, during the Term and to the knowledge of Harvard’s Office of Technology Development, enter into any agreement (or amend or modify any existing agreement in any manner) that is inconsistent with the co-exclusive rights and licenses granted to Company in the Field hereunder and subject to the terms and conditions of this Agreement.

8.2.3 By Company. Company represents and warrants that Company has the authority and right to enter into and perform its obligations under this Agreement. The Company further represents and warrants that as of the Effective Date (A) to the best of Company’s knowledge, the execution, delivery and performance of this Agreement by Company does not conflict with, or constitute a breach of, any order, judgment, agreement or instrument to which it is a party or, to its knowledge, is otherwise bound, and (B) to the best of Company’s knowledge, no consent of any Third Party, including without limitation any governmental authority, is required for Company to execute, deliver and perform under this Agreement, except for such consents as may have been obtained prior to the Effective Date.

8.3 Disclaimer.

8.3.1 NOTHING CONTAINED HEREIN SHALL BE DEEMED TO BE A WARRANTY BY ANY OWNER INSTITUTION THAT IT CAN OR WILL BE ABLE TO OBTAIN PATENTS ON PATENT APPLICATIONS INCLUDED IN THE PATENT RIGHTS, OR THAT ANY OF THE PATENT RIGHTS WILL AFFORD ADEQUATE OR COMMERCIALLY WORTHWHILE PROTECTION.

8.3.2 NO OWNER INSTITUTION MAKES ANY WARRANTIES WHATSOEVER AS TO THE COMMERCIAL OR SCIENTIFIC VALUE OF THE PATENT RIGHTS. NO OWNER INSTITUTION MAKES ANY REPRESENTATION THAT THE PRACTICE OF THE PATENT RIGHTS OR THE DEVELOPMENT, MANUFACTURE, USE, SALE OR IMPORTATION OF ANY LICENSED PRODUCT, OR ANY ELEMENT THEREOF, WILL NOT INFRINGE ANY PATENT OR PROPRIETARY RIGHTS.

8.3.3 EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER COMPANY NOR ANY OWNER INSTITUTION MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, PATENTS, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND COMPANY AND THE OWNER INSTITUTIONS EACH HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

8.4 Limitation of Liability.

8.4.1 Except with respect to matters for which Company is obligated to indemnify Indemnitees under Article 9, no Party shall be liable to any other Party with respect to any subject matter of this Agreement under any contract, negligence, strict liability or other legal or equitable theory for (a) any indirect, incidental, consequential or punitive damages or lost profits or (b) cost of procurement of substitute goods, technology or services.

8.4.2 The Owner Institutions’ aggregate liability for all damages of any kind arising out of or relating to this Agreement or its subject matter under any contract, negligence, strict liability or other legal or equitable theory shall not exceed the amounts paid to the Licensor Institutions under this Agreement (including the value of the Shares and, if applicable, Success Payment Shares issued pursuant to this Agreement, in each case calculated at the time of sale, or other disposition in connection with a Company Sale, of the applicable Share or Success Payment Share by the applicable Owner Institution).

9.	INDEMNIFICATION AND INSURANCE.

9.1 Indemnification.

9.1.1 Indemnity. Company shall, and shall cause its Affiliates and Sublicensees to, indemnify, defend and hold harmless each Owner Institution and each of their current and former directors, governing board members, trustees, officers, faculty, affiliated investigators, medical and professional staff, employees, students, and agents and their respective successors, heirs and assigns (collectively, the “Indemnitees”) from and against any liability, cost, expense, damage, deficiency, loss or obligation of any kind or nature (including reasonable attorneys’ fees and other costs and expenses of litigation or defense) to which any Indemnitee may become subject as a result of any Third Party claim, suit, investigation, action, demand or judgment based upon, arising out of, or otherwise relating to this Agreement or any Sublicense or subcontract, including (a) any such cause of action relating to product liability concerning any product, process, or service made, used, sold or performed pursuant to any right or license granted under this Agreement and (b) any such cause of action relating to any Environmental Impact involving or arising from a Licensed Product or Enabled Product (collectively, “Claims”), except to the extent any such Claim results from or arises out of the gross negligence or willful misconduct of an Indemnitee or material breach of this Agreement by the Licensor Institutions. Company and each of its Affiliates and Sublicensees are referred to as “Indemnitor” below.

9.1.2 Procedures. The Indemnitees agree to provide Company with prompt written notice of any Claim for which indemnification is sought under this Agreement. Indemnitor agrees, at its own expense, to provide attorneys reasonably acceptable to the Licensor Institutions and the applicable indemnified Owner Institution to defend against any such Claim. The Indemnitees shall cooperate with Indemnitor, at Indemnitor’s expense, in such defense and shall permit Indemnitor to conduct and control such defense and the disposition of such Claim (including without limitation all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the expense of Indemnitor, if representation of such Indemnitee by the counsel retained by Indemnitor would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. The Licensor Institutions and the applicable indemnified Owner Institution agree to use diligent efforts to select counsel, and to cause any other Indemnitees affiliated with their respective institutions to select counsel, that minimizes the number of counsel retained by all Indemnitees if representation of an Indemnitee by the counsel retained by Indemnitor would be inappropriate because of actual or potential differences in the interests of such Indemnitee and any other party represented by such counsel. Indemnitor agrees to keep counsel(s) for Indemnitees informed of the progress in the defense and disposition of such claim and to consult with the Licensor Institutions and the applicable indemnified Owner Institution with regard to any proposed settlement. Company shall not settle any Claim that has an adverse effect on the rights of any Indemnitee hereunder that is not immaterial or that admits any liability by or imposes any obligation on any Indemnitee without the prior written consent of such Indemnitee, which consent shall not be unreasonably withheld, conditioned or delayed. An Indemnitee may not settle any Claim without the prior written consent of Company, which consent shall not be unreasonably withheld, conditioned or delayed.

9.1.3 HHMI Indemnity. HHMI, and its trustees, officers, employees, and agents (collectively, “HHMI Indemnitees”), shall be indemnified, defended by counsel acceptable to HHMI, and held harmless by Company, from and against any liability, cost, expense, damage, deficiency, loss or obligation, of any kind or nature (including without limitation, reasonable attorneys’ fees and other costs and expenses of defense) based upon, arising out of, or otherwise relating to any Third Party claim (collectively, “HHMI Claims”), based upon, arising out of, or otherwise relating to this Agreement or any Sublicense, including without limitation any cause of action relating to product liability. The previous sentence shall not apply to any HHMI Claim that is determined with finality by a court of competent jurisdiction to result solely from the gross negligence or willful misconduct of an HHMI Indemnitee. Notwithstanding Section 8.4 or any other provision of this Agreement, Company’s obligation to defend, indemnify and hold harmless the HHMI Indemnitees under this paragraph shall not be subject to any limitation or exclusion of liability or damages or otherwise limited in any way.

9.2 Insurance.

9.2.1 Beginning at the time any Licensed Product or Enabled Product is being commercially distributed or sold (other than for the purpose of obtaining Regulatory Approval) by Company, or by an Affiliate, Sublicensee or agent of Company, Company shall, at its sole cost and expense, procure and maintain commercial general liability insurance in amounts not less than [**] dollars ($[**]) per incident and [**] dollars ($[**]) annual aggregate and naming the Indemnitees and HHMI Indemnitees as additional insureds. During clinical trials of any such Licensed Product or Enabled Product, Company shall, at its sole cost and expense, procure and maintain commercial general liability insurance in such equal or lesser amount as the Licensor Institutions or any other Owner Institution shall require, naming the Indemnitees and HHMI Indemnitees as additional insureds. Such commercial general liability insurance shall provide (a) product liability coverage and (b) broad form contractual liability coverage for Company’s indemnification obligations under this Agreement.

9.2.2 If Company elects to self-insure all or part of the limits described above in Section 9.2.1 (including deductibles or retentions that are in excess of [**] dollars ($[**]) annual aggregate) such self-insurance program must be acceptable to the Owner Institutions and their respective insurers in their sole discretion. The minimum amounts of insurance coverage required shall not be construed to create a limit of Company’s liability with respect to its indemnification obligations under this Agreement.

9.2.3 Company shall provide each Owner Institution with written evidence of such insurance upon request of such Owner Institution. Company shall provide each Owner Institution with written notice at least [**] prior to the cancellation, non-renewal or material change in such insurance. If Company does not obtain replacement insurance providing comparable coverage within such [**] period, the Licensor Institutions shall have the right to terminate this Agreement effective at the end of such [**] period without notice or any additional waiting periods.

9.2.4 Company shall maintain such commercial general liability insurance beyond the expiration or termination of this Agreement during: (a) the period that any Licensed Product or Enabled Product is being commercially distributed, sold or performed by Company, or an Affiliate, Sublicensee or agent of Company; and (b) a reasonable period after the period referred to in (a) above, which in no event shall be less than [**].

10.	TERM AND TERMINATION.

10.1 Term. The term of this Agreement shall commence on the Effective Date and, unless earlier terminated as provided in this Article 10, shall continue in full force and effect until the expiration of the last to expire Valid Claim (the “Term”). Upon such expiration, the Company shall have a worldwide, perpetual, irrevocable, fully paid up, sublicensable license under the rights and licenses granted to Company under Section 2.1, subject to Section 10.4.

10.2 Termination.

10.2.1 Joint Action of Licensor Institutions. The Licensor Institutions’ rights to terminate this Agreement set forth in this Section 10.2 shall be joint, not several. Neither Licensor Institution acting alone shall have the right to terminate this Agreement; provided, however, that each Licensor Institution shall severally be entitled to terminate the licenses granted to Company herein under such Licensor Institution’s respective rights in the Patent Rights to the same extent Licensor Institutions are entitled to terminate this Agreement pursuant to Sections 10.2.3.2, 10.2.4 and 10.2.5 hereof.

10.2.2 Termination Without Cause. Company may terminate this Agreement without cause upon four (4) months’ prior written notice to the Licensor Institutions.

10.2.3 Termination for Default.

10.2.3.1 In the event that either Party commits a material breach of its material obligations under this Agreement and fails to cure such breach within [**] (or [**] in the case of failure to make any payment) after receiving written notice thereof from the other Party, the other Party may terminate this Agreement immediately upon written notice to the Party in breach.

10.2.3.2 If Company defaults in its material obligations under Section 9.2 to procure and maintain insurance, or if Company has in any event failed to comply with the notice requirements contained therein, and fails to cure such default (i) within [**] after receiving written notice thereof from Broad, then Broad may terminate this Agreement immediately, with respect to Broad Controlled Patents and Cas9-II Patent Rights, upon written notice to Company and (ii) within [**] after receiving written notice thereof from Harvard, then Harvard may terminate this Agreement immediately, with respect to Harvard Controlled Patents, upon written notice to Company. If such default of Company’s material obligations under Section 9.2 arises as a result of a breach by a Sublicensee of the terms of a Sublicense, Company may cure such breach by purchasing additional insurance that covers the gaps in coverage created by virtue of such Sublicensee’s breach. For clarity, under this Section 10.2.3.2, each Licensor Institution shall severally be entitled to terminate the licenses granted to Company herein under such Licensor Institution’s respective rights in the Patent Rights, pursuant to Section 10.2.1.

10.2.3.3 The Licensor Institutions shall be entitled to terminate this Agreement in accordance with the provisions of Sections 3.2 and 3.5.

10.2.3.4 Notwithstanding the foregoing provisions of this Section 10.2.3, if Company disputes a material breach or other default alleged by the Licensor Institutions pursuant to Section 10.2.3.1 or 10.2.3.2 by written notice to the Licensor Institutions within the relevant cure period, then the Licensor Institutions shall not have the right to terminate this Agreement unless it has been determined, in accordance with Section 11.7, that this Agreement was materially breached and Company fails to cure such material breach or default within the relevant cure period after such determination.

10.2.4 Termination for Patent Challenge. If Company or any of its Affiliates or Sublicensees directly or indirectly brings, assumes or participates in, or knowingly, willfully or recklessly assists in bringing a Patent Challenge (except as required under a court order or subpoena), then the following shall apply: (a) if Company or any of its Affiliates is the party so bringing, assuming, participating in or assisting in such Patent Challenge, then (i) Broad shall be entitled to immediately terminate this Agreement with respect to Broad Controlled Patents and Cas9-II Patent Rights upon written notice to Company and (ii) Harvard shall be entitled to immediately terminate this Agreement with respect to Harvard Controlled Patents upon written notice to Company, and (b) if a Sublicensee is the party so bringing, assuming, participating in or assisting in such Patent Challenge, then (i) (x) Broad shall be entitled to immediately terminate the rights hereunder with respect to Broad Controlled Patents and Cas9-II Patent Rights as and to the extent sublicensed to a Sublicensee upon written notice to Company and (y) Harvard shall be entitled to immediately terminate the rights hereunder with respect to Harvard Controlled Patents as and to the extent sublicensed to a Sublicensee upon written notice to Company and (ii) (x) Broad shall grant Company a period not to exceed [**] from the date of notice by Broad to Company of its intention to terminate the Agreement with respect to Broad Controlled Patents and Cas9-II Patent Rights due to such Sublicensee bringing, assuming, participating in or assisting in a Patent Challenge, during which period Company may terminate any and all agreements with such Sublicensee that contain a Sublicense with respect to Broad Controlled Patents and Cas9-II Patent Rights and (y) Harvard shall grant Company a period not to exceed [**] from the date of notice by Harvard to Company of its intention to terminate the Agreement with respect to Harvard Controlled Patents due to such Sublicensee bringing, assuming, participating in or assisting in a Patent Challenge, during which period Company may terminate any and all agreements with such Sublicensee that contain a Sublicense with respect to Harvard Controlled Patents. If, pursuant to the foregoing clause (ii), Company terminates such agreement(s) during such [**] period, then (A) Broad shall not be entitled to terminate this Agreement with respect to Broad Controlled Patents and Cas9-II Patent Rights by virtue of such Sublicensee bringing, assuming, participating in or assisting in such Patent Challenge and (B) Harvard shall not be entitled to terminate this Agreement with respect to Harvard Controlled Patents by virtue of such Sublicensee bringing, assuming, participating in or assisting in such Patent Challenge. However, if Company does not terminate such agreement(s) during such [**] period, then (I) Broad shall be entitled to immediately terminate this Agreement with respect to Broad Controlled Patents and Cas9-II Patent Rights upon written notice to Company thereof and (II) Harvard shall be entitled to immediately terminate this Agreement with respect to Harvard Controlled Patents upon written notice to Company thereof. For clarity, under this Section 10.2.4, each Licensor Institution shall severally be entitled to terminate the licenses granted to Company herein under such Licensor Institution’s respective rights in the Patent Rights, pursuant to Section 10.2.1.

10.2.5 Bankruptcy. Broad may terminate this Agreement with respect to Broad Controlled Patents and Cas9-II Patent Rights, and Harvard may terminate this Agreement with respect to Harvard Controlled Patents, upon notice to Company if Company becomes subject to a Bankruptcy Event or in the event of dissolution or cessation of operations of the Company. For clarity, under this Section 10.2.5, each Licensor Institution shall severally be entitled to terminate the licenses granted to Company herein under such Licensor Institution’s respective rights in the Patent Rights, pursuant to Section 10.2.1.

10.2.6 Termination without Prejudice. The Licensor Institutions’ right of termination in this Section 10.2 shall be in addition and without prejudice to, and shall not constitute a waiver of, any right of the Licensor Institutions for recovery of any monies then due to it hereunder or any other right or remedy the Licensor Institutions may have at law, in equity or under this Agreement.

10.3 Effect of Termination.

10.3.1 Termination of Rights. Upon expiration or termination of this Agreement by either Party pursuant to any of the provisions of Section 10.2:

10.3.1.1 the rights and licenses granted to Company under Article 2 shall terminate, all rights in and to and under the Patent Rights shall revert to the Licensor Institutions and neither Company nor its Affiliates may make any further use or exploitation of the Patent Rights; and

10.3.1.2 all existing Sublicenses shall automatically terminate [**] following the effective date of termination of this Agreement; provided that, if any Sublicensee is (i) an Affiliate of Company or (ii) in material default of any material provision of the applicable Sublicense such that Company would have the right to terminate the Sublicense ((i) and (ii) together, “Ineligible Sublicensees”) then the applicable Sublicense to which such Sublicensee is a party shall terminate effective immediately upon termination of this Agreement. Upon termination of this Agreement pursuant to any of the provisions of Section 10.2, (A) Company shall promptly provide notice of such termination to any Sublicensee, (B) each Sublicensee that is not an Ineligible Sublicensee shall have the right to enter into a separate license agreement directly with the Licensor Institutions (a “Direct License”) on substantially the same non-economic terms and conditions set forth in the Sublicense and on economic terms providing for the payment by such Sublicensee to the Licensor Institutions of the consideration that otherwise would have been payable to the Licensor Institutions if the applicable Sublicense and this Agreement were still simultaneously in effect, adjusted as if a Change of Control of Company had occurred (i.e., the Change of Control Multiplier shall automatically apply in accordance with Section 4.5.4 as of the effective date of termination of this Agreement, resulting in any Milestone Payments that have not accrued at such time being increased by [**]%), and (C) the Licensor Institutions shall automatically grant each such Sublicensee a temporary continuation (to expire upon the earlier of (x) execution of the Direct License or (y) the date that is [**] following termination of this Agreement) of the rights and obligations such Sublicensee had as a Sublicensee under this Agreement (a “Temporary Extension”); provided that, under both the Direct License and the Temporary Extension, (a) the Licensor Institutions shall not have (i) any obligations that are greater than or inconsistent with the obligations of the Licensor Institutions under this Agreement or the nature of the Licensor Institutions as an academic and non-profit entity or (ii) any fewer rights than it has under this Agreement; (b) there shall be no representations, warranties, expenses or liabilities of or on any Owner Institution that are not included in this Agreement; (c) all obligations arising prior to execution of the Direct License and grant of the Temporary Extension shall remain the responsibility of Company and the Licensor Institutions shall be released from any and all liability relating to such obligations; (d) the terms of such Direct License and Temporary Extension shall provide for payment to the Licensor Institutions of the same consideration that would have been payable to the Licensor Institutions if the applicable Sublicense and this Agreement were still simultaneously in effect, adjusted as if a Change of Control of Company had occurred (i.e., the Change of Control Multiplier shall automatically apply in accordance with Section 4.5.4 as of the effective date of termination of this Agreement); and (e) such modifications shall be included as are reasonably necessary to accommodate the functional and structural differences between Company and the Licensor Institutions. By way of example and not limiting the foregoing clause (d), if the Sublicense required payment to Company of a license fee and the Licensor Institutions would have been entitled to receive a percentage of such payment under Section 4.7 of the Agreement, then the Licensor Institutions shall continue to be entitled, under the Temporary Extension or Direct License, to the same share of that same license fee payment under the Sublicense that the Licensor Institutions would have received had this Agreement and the Sublicense been simultaneously in effect. If any Sublicensee desires to enter into a Direct License, it shall wholly be the responsibility of that Sublicensee to notify the Licensor Institutions of such desire no later than [**] after the effective date of termination of this Agreement. If the Licensor Institutions and the applicable Sublicensee, for any reason, do not enter into a Direct License within [**] after the effective date of termination of the Agreement, the applicable Sublicense and Temporary Extension, and all rights granted thereunder, shall automatically terminate.

10.3.2 Accruing Obligations. Termination or expiration of this Agreement shall not relieve the Parties of obligations accruing prior to such termination or expiration, including obligations to pay amounts accruing hereunder up to the date of termination or expiration. After the date of termination or expiration (except in the case of termination by the Licensor Institutions pursuant to Section 10.2), Company, its Affiliates and Sublicensees may sell Licensed Products then in stock; provided that Company shall pay the applicable Royalties and other payments to the Licensor Institutions in accordance with Article 4, provide reports and audit rights to the Licensor Institutions pursuant to Article 5 and maintain insurance in accordance with the requirements of Section 9.2. The Parties agree that the obligations in Section 4.10.1 shall accrue immediately upon execution of this Agreement by both Parties, regardless of the events, invoice and payment timing details set forth therein.

10.3.3 Enabled Products. After the date of termination or expiration of this Agreement, Company and its Affiliates may continue to sell and provide Enabled Products, provided that (a) for the remaining duration of any Royalty Term applicable to any such Enabled Product, Company shall pay the applicable Royalties and other payments to the Licensor Institutions in accordance with Article 4, provide reports and audit rights to the Licensor Institutions pursuant to Article 5, and (b) Company shall maintain insurance in accordance with the requirements of Section 9.2.

10.3.4 Disposition of Company Developments. In the event this Agreement is terminated prior to expiration of the Term, Company shall consider in good faith with the Licensor Institutions during the [**] period after such termination, whether and on what terms Company will:

10.3.4.1 provide to the Owner Institutions a copy of, and, if requested by the Owner Institutions, grant the Owner Institutions a sublicensable license to, all patents and patent applications of the Company or its Affiliates that improve or are otherwise related to the Patent Rights or that cover a Licensed Product that any of the Owner Institutions are interested in pursuing either themselves or through a licensee; provided that the terms of any such license shall be consistent with Company’s obligations under contract and Applicable Law and its officers’ and directors’ fiduciary obligations. In the case where Harvard is granted a license to any such patents and patent applications of Company or its Affiliates pursuant to this Section 10.3.4.1, such license shall extend to any HHMI employees conducting research at Harvard and/or Broad.

10.3.4.2 provide the Owner Institutions with access to and, at the Owner Institutions’ request and expense, deliver to the Owner Institutions a copy of all documents, filings, data and other information in Company’s or its Affiliates’ possession and control as of the date of such termination (other than documents, filings, data and other information owned by Sublicensees or Third Parties) to the extent pertaining solely to any of the Patent Rights or Licensed Products, including all records required by Regulatory Authorities to be maintained with respect to Licensed Products, all regulatory filings, approvals, reports, records, correspondence and other regulatory materials (including any related to reimbursement or pricing approvals), and all documents, data and other information related to clinical trials and other studies of Licensed Products (collectively, “Documentation and Approvals”), if and to the extent that the provision of, access to and delivery of such Documentation and Approvals shall be consistent with Company’s obligations under contract and Applicable Law; and

10.3.4.3 permit the Owner Institutions and their licensees to utilize, reference, cross reference, have access to, and incorporate in applications and filings (including with any Regulatory Authority in furtherance of applications for regulatory approval) the Documentation and Approvals if and to the extent that the foregoing right to utilize, reference, cross reference, have access to, incorporate such Documentation and Approvals shall be consistent with Company’s obligations under contract and Applicable Law; provided, however, that notwithstanding anything in the foregoing to the contrary, the right to utilize, reference, cross reference, have access to, incorporate such Documentation and Approvals shall not be deemed or construed as a grant of any license or other right under any patent or patent application owned or controlled by Company, its Affiliates or any Third Party.

10.3.4.4 It is understood that all of the foregoing provisions of Sections 10.3.4.1-10.3.4.3 shall be subject to agreement by Company and the applicable Owner Institution on the terms and conditions thereof, as first described above in this Section 10.3.4. It is further understood that, following a Company Sale, any patent, patent application, other intellectual property right or Documentation and Approvals owned or controlled prior to such Company Sale by the acquirer or any of its Affiliates shall not be subject to the terms of this Section 10.3.4.

10.4 Survival. The Parties’ respective rights, obligations and duties under Articles 5, 9, 10 and 11, Sections 8.3 and 8.4, as well as any rights, obligations and duties which by their nature extend beyond the expiration or termination of this Agreement, shall survive any expiration or termination of this Agreement. In addition, (i) Section 11.18 and (ii) Company’s obligations under (a) Section 4.4.2, (b) Section 4.7, with respect to Sublicenses granted prior to expiration or termination of the Agreement, and (c) Sections 4.5, 4.6 and 4.10, shall in each case survive such expiration or termination.

11.	MISCELLANEOUS.

11.1 Confidentiality.

11.1.1 “Licensor Institution Confidential Information” means (a) any information related to Prosecution of Cas9-I Patent Rights provided to Company by or on behalf of Harvard (“Harvard Confidential Information”); (b) any information related to Prosecution of Patent Rights provided to Company by or on behalf of Broad (“Broad Confidential Information”); (c) any information or material in tangible form that is marked as “confidential” or proprietary by a Licensor Institution at the time it is sent to Company; and (c) information that is furnished orally by a Licensor Institution if such Licensor Institution identifies such information as “confidential” or proprietary in writing by a memorandum delivered to Company within [**] after the date of disclosure. “Company Confidential Information” means (i) the Development Plan; (ii) any reports or notices prepared by Company and provided to the Licensor Institutions pursuant to Sections 3.4, 4.5.1, 4.5.2, 4.10 and 5.1.1; and (iii) any copies of Sublicenses, or information extracted therefrom, provided by Company to the Licensor Institutions under Section 2.5.2. The terms of this Agreement constitute the Confidential Information of both Parties. The Parties agree the terms of this Agreement may be shared with the Owner Institutions and HHMI. “Confidential Information” means the Licensor Institution Confidential Information and the Company Confidential Information, as applicable.

11.1.2 For the Term of this Agreement and a period of [**] thereafter, (a) Company shall maintain in confidence and shall not disclose (i) to any third party any Licensor Institution Confidential Information, (ii) to Broad any Harvard Confidential Information, without the prior written consent of Harvard, and (iii) to Harvard any Broad Confidential Information without the prior written consent of Broad and (b) the Licensor Institutions shall maintain in confidence and shall not disclose to any third party any Company Confidential Information, provided that the Licensor Institutions may disclose to the Owner Institutions and HHMI (A) this Agreement including any Exhibits and Sublicenses, or information extracted therefrom, and (B) such Confidential Information of Company as an Owner Institution or HHMI, as the case may be, reasonably requests, provided that any disclosure under the foregoing clauses (A) and (B) shall be made in confidence to the Owner Institutions or HHMI, as the case may be. Each Party shall take all reasonable steps to protect the Confidential Information of the other Party with the same degree of care used to protect its own confidential or proprietary information. Neither Party shall use the Confidential Information of the other Party for any purpose other than those contemplated by this Agreement. The foregoing obligations under this Section 11.1.2 shall not apply to:

(i)

information that is known to the receiving Party or independently developed by the receiving Party prior to the time of disclosure without use of or reference to the other Party’s Confidential Information, in each case, to the extent evidenced by contemporaneous written records;

(ii)

information that is independently developed by the receiving Party at or after the time of disclosure without use of or reference to the other Party’s Confidential Information, to the extent evidenced by contemporaneous written records;

(iii)	information disclosed to the receiving Party by a Third Party that has a right to make such disclosure; or

(iv)

information that is publicly disclosed at or prior to the time of disclosure hereunder or becomes patented, published or otherwise part of the public domain as a result of acts by the furnishing Party or a Third Party obtaining such information as a matter of right.

11.1.3 Permitted Disclosures. Notwithstanding anything in this Section 11.1 to the contrary, either Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances:

11.1.3.1 prosecuting or defending litigation in accordance with Article 7 of this Agreement;

11.1.3.2 making filings with the Securities and Exchange Commission or foreign equivalent, any stock exchange or market, or any Regulatory Authorities, which shall include publicly disclosing or filing this Agreement as a “material agreement” in accordance with Applicable Law or applicable stock exchange regulations;

11.1.3.3 complying with Applicable Law or submitting information to governmental authorities, including without limitation any Regulatory Authority, and including without limitation any order of a court or agency of competent jurisdiction, including without limitation any Regulatory Authority; provided that if either Party is required by Applicable Law to make any public disclosure of Confidential Information of the other Party, to the extent the Party so required may legally do so, it will give reasonable advance notice to the other Party of such disclosure and will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise); and

11.1.3.4 to its Affiliates and its and their prospective and actual acquirers, licensees, sublicensees, distributors, investors, lenders and underwriters, and (a) its and their employees, consultants, agents, and advisors, on a need to know basis, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Article 11, (b) its and their accountants and lawyers, on a need to know basis, each of whom prior to disclosure must be bound by written or legally enforceable professional ethical obligations of confidentiality and non-use of substantially equivalent or greater scope and duration than those set forth in this Article 11, (c) co-owners of any of the Patent Rights, each of whom prior to disclosure must be bound by written obligations of confidentiality and non-use, and (d) HHMI (provided that HHMI receives such information in confidence); provided that the scope of Confidential Information that may be disclosed by Company to any Person under this Section 11.1.3.4 is limited to the terms of this Agreement and any notices given hereunder and not any other Licensor Institution Confidential Information unless otherwise agreed to in writing by the Licensor Institutions. In addition, notwithstanding anything in this Section 11.1 to the contrary, Broad and Harvard may disclose to (i) any other co-owner of any of the Patent Rights and (ii) HHMI or any other financial sponsor of the Licensor Institutions with respect to the Patent Rights the existence and terms of this Agreement (including all Exhibits and Schedules), provided that any such disclosure shall be made in confidence.

11.1.4 Additional Permitted Disclosure. In addition to the rights set forth elsewhere in this Article 11, each Licensor Institution and Company shall have the right to disclose to Third Parties without an obligation of confidentiality all or part of a redacted copy of this Agreement, or the substance thereof, in the form filed by Company to comply with its obligations under the Securities Act or the Exchange Act or the rules or regulations of a Trading Market. The Party intending to make such disclosure shall use good faith efforts to notify the other Party in advance of any such disclosure. In the event that such advance notice is not provided by a Party that makes such disclosure, such Party shall notify the other Party of such disclosure promptly after such disclosure is made.

11.2 Use of Name. Except as provided below, Company shall not, and shall ensure that its Affiliates and Sublicensees shall not, use or register the name “The Broad Institute, Inc.,” “Wyss Institute for Biologically Inspired Engineering at Harvard University,” “President and Fellows of Harvard College,” “Massachusetts Institute of Technology,” “Lincoln Laboratory,” the “University of Iowa Research Foundation,” the “University of Iowa” or “The Rockefeller University” or any variation, adaptation, or abbreviation thereof (alone or as part of another name) or any logos, seals, insignia or other words, names, symbols or devices that identify the Owner Institutions or any Owner Institution’s school, unit, division or affiliate (“Institution Names”) for any purpose except with the prior written approval of, and in accordance with restrictions required by, the applicable Owner Institution, as applicable. Without limiting the foregoing, Company shall, and shall ensure that its Affiliates and Sublicensees shall, cease all use of Institution Names as permitted under or in connection with this Agreement on the termination or expiration of this Agreement except as otherwise approved in writing by the applicable Owner Institution. This restriction shall not apply to any information required by law to be disclosed to any governmental entity. Company shall not use or register the name “Howard Hughes Medical Institute” or any variation, adaptation, or abbreviation thereof (alone or as part of another name) or any logos, seals, insignia or other words, names, symbols or devices that identify HHMI or any unit of HHMI (“HHMI Names”) or of any HHMI employee (including [**]) in a manner that reasonably could constitute an endorsement of a commercial product or service; but that use for other purposes, even if commercially motivated, is permitted provided that (1) the use is limited to accurately reporting factual events or occurrences, and (2) any reference to an HHMI Name or any HHMI employees (including [**]) in press releases or similar materials intended for public release is approved by HHMI in advance.

11.3 Press Release. Notwithstanding the provisions of Section 11.2, in addition to (and not in limitation of) the disclosure permitted under Section 11.1.4, the Parties shall agree on a public communications plan that shall define the nature and scope of the information relating to this Agreement and the relationship between the Parties that shall be disclosed publicly and may issue a press release in such form as is consistent with such communications plan and mutually acceptable to the Parties (and any other Owner Institution to the extent of any reference to such Owner Institution in such press release). Each Party agrees that it will not issue a press release or other public statement without obtaining the prior written approval of the other Party. Any use of HHMI Names or the name of any HHMI employee (including [**]) in any such press release must be approved by HHMI in advance.

11.4 No Security Interest. Company shall not enter into any agreement under which Company grants to or otherwise creates in any third party a security interest in this Agreement or any of the rights granted to Company herein. Any grant or creation of a security interest purported or attempted to be made in violation of the terms of this Section 11.4 shall be null and void and of no legal effect.

11.5 Entire Agreement. This Agreement is the sole agreement with respect to the subject matter hereof and, except as expressly set forth herein, supersedes all other agreements and understandings between the Parties with respect to the same. For the avoidance of doubt, this Agreement shall not supersede the Cpf1 Agreement.

11.6 Notices. Unless otherwise specifically provided, all notices required or permitted by this Agreement shall be in writing and may be delivered personally, or may be sent by facsimile, expedited delivery or certified mail, return receipt requested, to the following addresses of a Party, unless the other Party is subsequently notified of any change of address in accordance with this Section 11.6:

If to Company (other than invoices):	Verve Therapeutics, Inc. 26 Landsdowne Street Cambridge, MA 02139

If to Company (invoices only):	Verve Therapeutics, Inc. 26 Landsdowne Street Cambridge, MA 02139

If to Licensor Institutions:

The Broad Institute, Inc.

Chief Operating Officer

415 Main Street

Cambridge, MA 02142

Facsimile: [**]

Attn: [**]

AND

Office of Technology Development

Harvard University

Richard A. and Susan F. Smith Campus Center, Suite 727

1350 Massachusetts Avenue

Cambridge, Massachusetts 02138

Facsimile: [**]

Attn: [**]

Any notice shall be deemed to have been received as follows: (a) by personal delivery or expedited delivery, upon receipt; (b) by facsimile, one business day after transmission or dispatch; (c) by certified mail, as evidenced by the return receipt. If notice is sent by facsimile, a confirming copy of the same shall be sent by mail to the same address.

11.7 Dispute Resolution. The Parties agree that, in the event of any dispute arising out of or relating to this Agreement (other than disputes arising under Section 3.5 or relating to nonpayment of amounts due to the Licensor Institutions hereunder or disputes affecting the rights or property of HHMI) (a “Dispute”), either Party by written notice to the other Party may have such issue referred for resolution to the Chief Executive Officer of Company, the Chief Technology Development Officer of Harvard and the Chief Operating Officer of Broad (collectively, the “Executive Officers”). The Executive Officers shall meet promptly to discuss the matter submitted and to determine a resolution. If the Executive Officers are unable to resolve the Dispute within [**] after it is referred to them, then the Parties may pursue all other rights and remedies available to them under this Agreement, including the right to terminate the Agreement, and the matter may be brought by a Party as a Suit in a court of competent jurisdiction in accordance with Section 11.8 hereof.

11.8 Governing Law and Jurisdiction. This Agreement will be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision, except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent shall have been granted in any competent forum in such country. Any action, suit or other proceeding arising under or relating to this Agreement (a “Suit”) shall be brought in a court of competent jurisdiction in the Commonwealth of Massachusetts, and the Parties hereby consent to the sole jurisdiction of the state and federal courts sitting in the Commonwealth of Massachusetts. Each Party agrees not to raise any objection at any time to the laying or maintaining of the venue of any Suit in any of the specified courts, irrevocably waives any claim that Suit has been brought in any inconvenient forum and further irrevocably waives the right to object, with respect to any Suit, that such court does not have any jurisdiction over such Party.

11.9 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

11.10 Headings. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

11.11 Counterparts. The Parties may execute this Agreement in three (3) or more counterparts, each of which shall be deemed an original.

11.12 Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party waiving compliance. The delay or failure of either Party at any time or times to require performance of any provisions hereof shall in no manner affect the rights at a later time to enforce the same. No waiver by either Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

11.13 No Agency or Partnership. Nothing contained in this Agreement shall give either Party the right to bind the other, or be deemed to constitute either Party as agent for or partner of the other or any third party.

11.14 Assignment and Successors. This Agreement may not be assigned by Company, whether by operation of law or otherwise, without the consent of the Licensor Institutions, except that Company may assign or transfer the Agreement without the consent of the Licensor Institutions, to a successor in interest of all or substantially all of Company’s assets or business related to the Licensed Products or the Agreement, whether by merger, consolidation, sale of assets, or Change of Control or other transaction, provided that (a) the Company shall provide the Licensor Institutions with a written notice of such assignment or Change of Control including the identity of the assignee, transferee or controlling party, and a copy of the assignment and assumption agreement or other documentary evidence sufficient to demonstrate Company’s compliance with this Section 11.14 within [**] after such assignment or Change of Control, and (b) such assignee or transferee agrees in writing to assume the obligations to the Licensor Institutions and HHMI that are being assigned or transferred. An uncured failure of an assignee to agree to be bound by the terms hereof or an uncured failure of Company to notify the Licensor Institutions and provide copies of assignment documentation as specified above shall be grounds for termination of this Agreement for default. Any attempted assignment in contravention of this Section 11.14 shall be null and void.

11.15 Force Majeure. Neither Party shall be responsible for delays resulting from causes beyond the reasonable control of such Party, including fire, explosion, flood, war, strike, or riot, provided that the nonperforming Party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever such causes are removed.

11.16 Interpretation. Each Party hereto acknowledges and agrees that: (a) it and/or its counsel reviewed and negotiated the terms and provisions of this Agreement and has contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; (c) the terms and provisions of this Agreement shall be construed fairly as to both Parties hereto and not in favor of or against either Party, regardless of which Party was generally responsible for the preparation of this Agreement; (d) all references herein to “dollars” or “$” shall mean United States Dollars; and (e) the use of “include,” “includes,” or “including” herein shall not be limiting and “or” shall not be exclusive. Each Party hereto further acknowledges and agrees that nothing in this Agreement shall be construed to abridge the rights of Editas under the Editas Cas9-I License Agreement and Editas Cas9-II License Agreement.

11.17 Severability. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of this Agreement shall not be affected.

11.18 HHMI Third Party Beneficiary. HHMI is not a party to this Agreement and has no liability to Company or any licensee, sublicensee, or user of anything covered by this Agreement, but HHMI is an intended third-party beneficiary of this Agreement and certain of its provisions are for the benefit of HHMI and are enforceable by HHMI in its own name.

[The remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

PRESIDENT AND FELLOWS OF HARVARD COLLEGE:

By:	/s/ Isaac T. Kohlberg
Name:	Isaac T. Kohlberg
Title:	Sr. Associate Provost, Chief Technology Development Officer

Office of Technology Development

Harvard University

[Signature Page to Cas9 License Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

THE BROAD INSTITUTE, INC.:

By:	/s/ Jesse Souweine
Name: Jesse Souweine
Title: Chief Operating Officer

[Signature Page to Cas9 License Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

VERVE THERAPEUTICS, INC.:

By:	/s/ Andrew D. Ashe
Name:	Andrew D. Ashe
Title:	President & COO

[Signature Page to Cas9 License Agreement]

Exhibit 1.166

Targets

The Targets are:

•	Proprotein convertase subtilisin/kexin type 9 (PCSK9)

•	[**]

•	[**]

Exhibit 3.1

Development Milestones

[**]

CONFIDENTIAL

FIRST AMENDMENT TO

CAS9 LICENSE AGREEMENT

This FIRST AMENDMENT (the “Amendment”) is entered into as of this 18th day of December, 2019 (the “Amendment Effective Date”), by and between, on the one hand, the President and Fellows of Harvard College, an educational and charitable corporation existing under the laws and the constitution of the Commonwealth of Massachusetts, having a place of business at Smith Campus Center, Suite 727, 1350 Massachusetts Avenue, Cambridge, MA 02138 (“Harvard”) and The Broad Institute, Inc., a non-profit Massachusetts corporation, with a principal office at 415 Main Street, Cambridge, MA 02142 (“Broad,” together with Harvard, the “Licensor Institutions” and each individually, a “Licensor Institution”) and, on the other hand, Verve Therapeutics, Inc., a Delaware corporation, with a principal office at 26 Landsdowne Street, Cambridge, MA 02139 (“Company”). Company and the Licensor Institutions are each referred to herein as a “Party” and together, the “Parties.”

WHEREAS, the Parties entered into that certain Cas9 License Agreement dated March 15, 2019 (the “Cas9 License”) pursuant to which, among other things, the Licensor Institutions granted to Company certain rights with respect to certain identified Targets; and

WHEREAS, the Parties now wish to amend the Cas9 License to identify ANGPTL3 as an additional Target, as set forth in this Amendment.

NOW, THEREFORE, the Parties hereto, intending to be legally bound, hereby agree as follows:

1.	Defined Terms. Capitalized terms used in this Amendment and not defined herein shall have the meaning given to such terms in the Cas9 License, unless otherwise specified herein.

2.	Exhibit 1.166. Exhibit 1.166 of the Cas9 License is hereby deleted in its entirety and replaced with Exhibit 1.166 attached hereto.

3.

No Other Modification. Except as specifically set forth in this Amendment, the terms and conditions of the Cas9 License shall continue in full force and effect and shall apply to this Amendment. This Amendment is the sole agreement with respect to the subject matter of this Amendment and, except as expressly set forth herein, supersedes all other agreements and understandings between the Parties with respect to the same. For the avoidance of doubt, this Amendment shall not supersede the Cpf1 Agreement. This Amendment may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party waiving compliance.

4.

Miscellaneous. The Parties may execute this Amendment in three (3) or more counterparts, each of which shall be deemed an original. This Amendment will be governed by, and construed in accordance with, the substantive laws of the Commonwealth of Massachusetts, without giving effect to any choice or conflict of law provision.

[The remainder of this page intentionally left blank; signature page follows]

1

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date.

PRESIDENT AND FELLOWS OF HARVARD COLLEGE:

By:	/s/ Isaac T. Kohlberg
Name: Isaac T. Kohlberg
Title: Senior Associate Provost

Chief Technology Development Officer

Office of Technology Development

[Signature Page to Cas9 License Amendment]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date.

THE BROAD INSTITUTE, INC.:

By:	/s/ Jesse Souweine
Name: Jesse Souweine
Title: Chief Operating Officer

[Signature Page to Cas9 License Amendment]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives as of the Amendment Effective Date.

VERVE THERAPEUTICS, INC.:

By:	/s/ Andrew D. Ashe
Name:	Andrew D. Ashe
Title:	President & COO

[Signature Page to Cas9 License Amendment]

Exhibit 1.166

Targets

The Targets are:

•	Proprotein convertase subtilisin/kexin type 9 (PCSK9)

•	[**]

•	[**]

•	Angiopoietin-like 3 (ANGPTL3)